Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and among

Avista Energy, Inc. and Avista Energy Canada, Ltd.

as Sellers

and

Coral Energy Holding, L.P., Coral Energy Resources, L.P., Coral Power, L.L.C. and

Coral Energy Canada Inc.

as Purchasers

Dated as of April 16, 2007

Purchase and Sale Agreement

TABLE OF CONTENTS

1. AGREEMENT AND INTERPRETATION.		1

1.1.	DEFINITIONS.	1
1.2.	CONSTRUCTION.	1

2. PURCHASE AND SALE TRANSACTION.		2

2.1.	PURCHASE AND SALE.	2
2.2.	PURCHASE PRICE.	2
2.3.	ASSUMPTION OF LIABILITIES AND OBLIGATIONS.	4
2.4.	INTERSTATE PIPELINE AND STORAGE CONTRACTS.	4
2.5.	CANADIAN PIPELINE AGREEMENTS.	4
2.6.	DEEMED ASSIGNMENT OF CONTRACTS.	5
2.7.	CANADIAN ESCROW AGENT AND CANADIAN WITHHOLDING TAX CERTIFICATES.	5
2.8.	ALLOCATION OF PURCHASE PRICE.	7
2.9.	CLOSING.	7
2.10.	DELIVERIES BY SELLERS.	7
2.11.	DELIVERIES BY PURCHASERS.	8
2.12.	ADDITIONAL OBLIGATIONS.	9
2.13.	FURTHER ASSURANCES.	10

3. REPRESENTATIONS AND WARRANTIES OF SELLERS.		10

3.1.	ORGANIZATION, STANDING AND POWER.	10
3.2.	AUTHORITY.	10
3.3.	NO CONFLICTS; CONSENTS AND APPROVALS.	10
3.4.	LEGAL PROCEEDINGS.	11
3.5.	COMPLIANCE WITH LAWS AND ORDERS.	11
3.6.	BROKERS.	11
3.7.	TITLE.	11
3.8.	ASSIGNED CONTRACTS.	11
3.9.	ENFORCEABILITY OF ASSIGNED CONTRACTS.	11
3.10.	DEFAULTS.	12
3.11.	CANADIAN AGREEMENTS.	12
3.12.	BANKRUPTCY.	12
3.13.	CLAIMS.	12
3.14.	TAX REPRESENTATIONS.	12
3.15.	CANADIAN TAX REPRESENTATION.	13
3.16.	CREDIT SUPPORT; PRE-PAID DEPOSITS.	13
3.17.	ENVIRONMENTAL, HEALTH AND SAFETY.	14
3.18.	COMMODITIES.	14
3.19.	EMPLOYEES.	14
3.20.	EMPLOYMENT BENEFIT MATTERS.	15
3.21.	NO MATERIAL CHANGE IN CONDUCT.	16
3.22.	INVESTMENT COMPANY ACT.	17
3.23.	INVESTMENT CANADA ACT COMPLIANCE.	17

4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS.		17

4.1.	ORGANIZATION, STANDING AND POWER.	17
4.2.	AUTHORITY.	17
4.3.	NO CONFLICTS.	17
4.4.	LEGAL PROCEEDINGS.	18
4.5.	COMPLIANCE WITH LAWS AND ORDERS.	18
4.6.	NO BROKERS.	18

i

Purchase and Sale Agreement

4.7.	CANADIAN TAX REPRESENTATION	18

5. PRE-CLOSING COVENANTS		18

5.1.	REGULATORY AND OTHER AUTHORIZATIONS.	18
5.2.	CERTAIN RESTRICTIONS.	19
5.3.	SELLERS’ OPERATIONS.	21
5.4.	ACCESS TO INFORMATION.	21
5.5.	UPDATES TO INFORMATION.	21
5.6.	DATA ROOM PRESERVATION.	21
5.7.	NO CHANGE IN ACCOUNTING METHODOLOGIES; CREDIT POLICY OR RISK POLICY.	21
5.8.	EXCLUSIVITY.	22
5.9.	DATA PRIVACY.	22
5.10.	RELEASE OF CREDIT SUPPORT.	22
6. POST-CLOSING COVENANTS		23
6.1.	TRANSITIONAL SERVICES.	23
6.2.	CUSTOMER INQUIRIES; REFERRALS.	23
6.3.	USE OF NAME.	24
6.4.	CONFIDENTIAL INFORMATION.	24
6.5.	PLAN FOR TRANSITION OF EMPLOYMENT.	24
6.6.	TRANSFER TAXES.	24
6.7.	TAX MATTERS.	25
6.8.	TAX CERTIFICATES, ETC.	25
6.9.	ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.	25
6.10.	PIPELINE IMBALANCES.	25
6.11.	DEEMED ASSIGNMENT OF CONTRACTS.	26

7. PURCHASERS’ CONDITIONS TO CLOSING.		26

7.1.	REPRESENTATIONS AND WARRANTIES.	26
7.2.	PERFORMANCE.	26
7.3.	DELIVERIES.	26
7.4.	ORDERS AND LAWS.	26
7.5.	CONSENTS AND APPROVALS.	26

8. SELLERS’ CONDITIONS TO CLOSING.		27

8.1.	REPRESENTATIONS AND WARRANTIES.	27
8.2.	PERFORMANCE.	27
8.3.	DELIVERIES.	27
8.4.	ORDERS AND LAWS.	27
8.5.	CONSENTS AND ORDERS.	27

9. TERMINATION.		27

9.1.	TERMINATION.	27
9.2.	EFFECT OF TERMINATION.	28

10. NON-COMPETITION PROVISION.		28

10.1.	RESTRICTIONS ON REPLICATION OR EXPANSION OF THE BUSINESS.	28
10.2.	REMEDIES UPON BREACH.	29

11. PUBLIC ANNOUNCEMENTS.		29

12. MISCELLANEOUS		29

12.1.	NO THIRD PARTY BENEFICIARIES.	29
12.2.	ENTIRE AGREEMENT.	29
12.3.	SUCCESSION AND ASSIGNMENT.	29
12.4.	COUNTERPARTS.	30

ii

Purchase and Sale Agreement

12.5.	HEADINGS.	30
12.6.	NOTICES.	30
12.7.	GOVERNING LAW.	31
12.8.	AMENDMENTS AND WAIVERS.	31
12.9.	SEVERABILITY.	31
12.10.	EXPENSES.	32
12.11.	SPECIFIC PERFORMANCE.	32

APPENDIX A – DEFINITIONS		A-1

INDEX OF DEFINED TERMS		A-11

APPENDIX B – SELLER DISCLOSURE SCHEDULE		1

Exhibits

Exhibit A	Form of Agency Agreement
Exhibit B	Form of Assignment and Novation Agreements
Exhibit C	Reserved
Exhibit D-1	Plan for Transition of Employment
Exhibit D-2	Plan for Transition of Employment in Canada
Exhibit E	Form of FERC Order Authorizing the Disposition of Jurisdictional Facilities Under Section 203 of the FPA
Exhibit F	Form of GTN Capacity Release Agreement
Exhibit G	Form of Guaranty
Exhibit H	Form of Indemnification Agreement
Exhibit I	Form of Agreement to Release Jackson Prairie Storage Capacity
Exhibit J	Form of Jackson Prairie Limited Jurisdiction Certificate
Exhibit K	Form of Energy Conversion Agreement
Exhibit L	Form of NOVA/ANG Capacity Assignment
Exhibit M	Form of Security Agreement
Exhibit N	Form of Transition Services Agreement
Exhibit O	Form of Escrow Agreement
Exhibit P	Form of Canadian Tax Withholding Escrow Agreement
Exhibit Q	Form of Agreement to Extend Agreement to Convey Ownership Interest in Jackson Prairie Storage Project Expansion

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement“), dated as of April 16, 2007 is made and entered into by and among Avista Energy, Inc., a Washington corporation (“Avista Energy“) and Avista Energy Canada, Ltd. an amalgamated corporation of the Province of Alberta, Canada (“Avista Canada“) (collectively, “Sellers“), and Coral Energy Holding, L.P., a Delaware limited partnership (“Coral Holding“), Coral Energy Resources, L.P., a Delaware limited partnership (“Coral Resources“), Coral Power, L.L.C., a Delaware limited liability company (“Coral Power“) and Coral Energy Canada Inc., a corporation organized under the laws of the Province of Alberta, Canada (“Coral Canada“) (collectively, “Purchasers“).

RECITALS

WHEREAS, Sellers desire to sell and assign to Purchasers and Purchasers desire to buy and accept from Sellers substantially all of the active, operating assets owned and used by Sellers in the operation of the business.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Agreement and Interpretation.

1.1. Definitions.

Capitalized terms used in this Agreement have the meanings given to them in Appendix A to this Agreement.

1.2. Construction.

1.2.1. All article, section, subsection, schedule, appendix and exhibit references used in this Agreement are to articles, sections, subsections, schedules, appendices and exhibits to this Agreement unless otherwise specified. The appendices, exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein and made a part hereof for all purposes.

1.2.2. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate. Words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation.” The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, unless the context of this Agreement clearly requires otherwise. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, as the same may be in effect from time to time. Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

1.2.3. Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference to time shall be deemed to be the local time in Spokane, Washington.

Purchase and Sale Agreement

1.2.4. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.2.5. Any amount owed by one Party to another Party hereunder that is not paid by the applicable due date shall bear interest at the Applicable Rate.

1.2.6. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

2.	Purchase and Sale Transaction.

2.1. Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, the Parties agree that as of the Effective Time, Sellers shall sell, assign, transfer, convey, deliver and release to Purchasers free and clear of all Liens and liabilities (except for Permitted Liens and the Assumed Liabilities) and Purchasers shall purchase, accept and assume from Sellers, all of Sellers’ right, title and interest in and to the Acquired Assets and the Assumed Liabilities. Each of the Parties understands and agrees that Purchasers are not acquiring or assuming and have no interest in or obligation with respect to the Excluded Assets and the Retained Liabilities.

2.2. Purchase Price.

2.2.1. Purchasers shall pay to Sellers, as consideration for the assignment to and assumption by Purchasers of the Acquired Assets and the Assumed Liabilities related thereto, the “Purchase Price,” which shall be calculated as follows:

(a) The Net Trade Book Value calculated as of the Effective Time in accordance with past practice; plus

(b) The net book value of all furniture, office equipment and select software, hardware, telemetry and other communications equipment (the “Tangible Assets“) being acquired as reflected on Sellers’ balance sheet as of the Effective Time calculated in accordance with past practice; plus

(c) The Market Value of the Natural Gas Inventory owned by Sellers as of the Effective Time; minus

(d) Any adjustment calculated as set forth on Schedule 2.2.1(d).

2.2.2. Payment of Purchase Price

(a) At least ten (10) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Purchasers the following:

(i) A statement setting forth in reasonable detail the “Estimated Purchase Price,” which shall be calculated as follows:

A. An amount equal to 90% of the Net Trade Book Value as calculated by Sellers as of the Estimate Date; plus

B. An amount equal to the net book value of the Tangible Assets as of the Estimate Date; plus

Purchase and Sale Agreement

C. An amount equal to the Market Value of the Natural Gas Inventory owned by Sellers as of the Estimate Date.

(ii) Documentation supporting the calculation of the Estimated Purchase Price, including the Electronically Recorded Trade Book, a schedule listing the Manually Recorded Commodity Transactions, and a schedule setting forth the energy commodity assets and energy commodity liabilities included in Net Trade Book Value, in each case as of the Estimate Date.

(b) On the first Business Day following the Effective Time, Purchasers shall remit to Sellers via wire transfer the amount of the Estimated Purchase Price less any adjustment calculated as set forth on Schedule 2.2.1(d) and, subject to Section 2.7, any Canadian withholding tax, if applicable. In addition, within seven (7) Business Days following the Effective Time, the Parties will effect the payment, if any, described in Section 5.10.2.

(c) On the first Business Day following the Effective Time, Purchasers shall deliver the Canadian Withholding Tax Escrow Amount to the Canadian Withholding Tax Escrow Agent as provided in Section 2.7.

(d) Within ten (10) Business Days following the Effective Time, Sellers shall in good faith provide to Purchasers its calculation of the Purchase Price as of the Effective Time, together with any supporting documentation. Within ten (10) Business Days following receipt of this Purchase Price calculation and supporting materials, Purchasers shall notify Sellers in writing as to whether it accepts Sellers’ calculation of the Purchase Price or provide Sellers with a detailed explanation as to why it is disputing Sellers’ calculation of the Purchase Price. Failing delivery of such notice within such ten (10) Business Day period, Purchasers shall be deemed conclusively to have accepted Sellers’ calculation of the Purchase Price.

(e) If Purchasers agree with Sellers’ calculation of the Purchase Price and if the Purchase Price exceeds the Estimated Purchase Price (less any adjustment calculated as set forth on Schedule 2.2.1(d)), Purchasers shall remit such difference to Sellers within two (2) Business Days of receipt of Purchasers’ acceptance of the Purchase Price calculation plus interest on such amount calculated at the Applicable Rate from the Closing Date until the date of payment. If the Estimated Purchase Price (less any adjustment calculated as set forth on Schedule 2.2.1(d)) exceeds the Purchase Price, then Sellers shall remit such difference to Purchasers within two (2) Business Days of receipt of Purchasers notification of acceptance of the Purchase Price calculation plus interest on such amount calculated at the Applicable Rate from the Closing Date until the date of payment.

(f) If Purchasers disagree with Sellers’ calculation of the Purchase Price as set forth in Section 2.2.2(d), the Parties will promptly enter into good faith discussions to resolve the differences. If such discussions have not resolved the dispute within thirty (30) days from the date on which the notice of the dispute was given by Purchasers to Sellers as provided in Section 2.2.2(d), the matter shall be submitted to the chief executive officers of each of the Parties for resolution. If such chief executive officers have not resolved the dispute within fifteen (15) days of the expiration of the prior thirty (30) day period, the Parties will submit the matter for a determination to Ernst & Young, LLP, and if Ernst & Young, LLP is unwilling or unable to perform, the dispute will be referred to KPMG LLP, and if KPMG LLP is unable or unwilling to perform, to such other firm of nationally recognized independent certified public accounts as may be acceptable to the Parties (the “Arbitrator“). The Parties shall promptly make available to the Arbitrator such information and persons as may be requested by the Arbitrator for purposes of making its determination and shall otherwise cooperate with the Arbitrator as fully as reasonably possible. The Arbitrator shall calculate the Purchase Price in the manner as set forth in Section 2.2 and base its decision on the historical method for calculating the Net Trade Book Value and

Purchase and Sale Agreement

the Commodity Valuation Methodology. The determination of the Arbitrator shall be binding upon the Parties, without the right to appeal or review. If the Purchase Price as determined by the Arbitrator exceeds the Estimated Purchase Price (less any adjustment calculated as set forth on Schedule 2.2.1(d)), Purchasers shall remit such difference to Sellers within two (2) Business Days of written receipt of the Arbitrator’s decision plus interest on such amount calculated at the Applicable Rate from the Closing Date until the date of payment. If the Estimated Purchase Price (less any adjustment calculated as set forth on Schedule 2.2.1(d)) exceeds the Purchase Price as determined by the Arbitrator, then Sellers shall remit such difference to Purchasers within two (2) Business Days of written receipt of the Arbitrator’s decision plus interest on such amount calculated at the Applicable Rate from the Closing Date until the date of payment. Sellers and Purchasers shall each pay one half of the fees and costs of the Arbitrator.

(g) Any remittances required under Sections 2.2.2(d)-(f) herein shall be increased or decreased, as the case may be, to properly reflect the amount of Canadian withholding tax required to be withheld after taking into consideration the amount of such tax withheld pursuant to Section 2.2.2(c). To the extent that additional withholding tax is required, Purchasers shall withhold such additional amounts as required and remit such amounts in accordance with the provisions of Section 2.7 on the same day as any additional Purchase Price is remitted to Sellers.

2.3. Assumption of Liabilities and Obligations.

Immediately after the Effective Time, and subject to Section 2.6, Purchasers shall assume and undertake to pay, discharge and perform all of the Assumed Liabilities. Purchasers are not assuming and shall not be responsible for, either directly or indirectly, any Retained Liabilities, all of which shall remain the responsibility of Sellers.

2.4. Interstate Pipeline and Storage Contracts.

Section 3.8 of the Seller Disclosure Schedule includes those Assigned Contracts that are firm transportation contracts with pipelines located in the United States (“U.S. Pipelines“) subject to the jurisdiction of the FERC (“Interstate Pipeline and Storage Contracts“), the transfer of which to Purchasers will be subject to the FERC’s capacity release rules and related interstate pipeline tariff provisions. Effective as of the Effective Time and subject to the terms of this Agreement as well as applicable rules and regulations and tariff provisions of the U.S. Pipelines, Sellers hereby agree to permanently release, and Purchasers hereby agree to assume, the Interstate Pipeline and Storage Contracts on a prearranged basis for their full remaining terms at maximum rate, except for Interstate Pipeline and Storage Contracts that are contracted at a discounted or negotiated rate. If required under any applicable Law or tariff, Sellers shall post for public bid any Interstate Pipeline and Storage Contracts that it holds that are contracted at a discounted rate at such discounted rate. At least one Purchaser agrees to bid on such contract at the discounted or negotiated rate. Sellers and Purchasers agree to comply with all applicable laws and all applicable provisions and procedures of the U.S. Pipelines’ tariffs necessary to enable Purchasers to take direct, permanent assignment of the Interstate Pipeline and Storage Contracts. The applicable Purchaser agrees to promptly execute any revised or amended service agreements tendered to it by any of the U.S. Pipelines, each with a term beginning on the Effective Time and continuing through the remaining term of each respective Interstate Pipeline and Storage Contract. These revised or amended service agreements will be deemed null and void if this Agreement is terminated pursuant to Section 9, and, if necessary, Purchasers will reassign and Sellers will accept reassignment of the Interstate Pipeline and Storage Contracts. For the avoidance of doubt, the Jackson Prairie Capacity Release Agreement shall not be considered an Interstate Pipeline and Storage Contract for purposes of this Section.

2.5. Canadian Pipeline Agreements.

Section 3.8 of the Seller Disclosure Schedule includes those Assigned Contracts that are firm transportation contracts with pipelines located in Canada (“Canadian Pipelines“) and subject to the

Purchase and Sale Agreement

jurisdiction of the National Energy Board (“Canadian Pipeline Contracts“), the assignment of which to Purchasers will be subject to the respective tariffs of the Canadian Pipelines and any applicable National Energy Board rules and provincial regulations. Effective as of the Effective Time and subject to the terms of this Agreement, as well as all applicable rules, regulations and tariff provisions of the Canadian Pipelines, Sellers hereby agree to permanently assign, and Purchasers hereby agree to assume, the Canadian Pipeline Contracts, each for its full remaining term and at the maximum rate, except for Canadian Pipeline Contracts that are contracted at a discounted or negotiated rate, which Purchasers agree to assume at the applicable discounted or negotiated rate. Sellers and Purchasers agree to comply with all applicable laws and all applicable provisions and procedures of the Canadian Pipelines’ tariffs necessary to enable Purchasers to take direct, permanent assignment of the Canadian Pipeline Contracts. The applicable Purchaser agrees to promptly execute any revised or amended service agreements tendered to it by any of the Canadian Pipelines, each with a term beginning on the Effective Time and continuing through the remaining term of each respective Canadian Pipeline Contract. These revised or amended service agreements will be deemed null and void if this Agreement is terminated pursuant to Section 9, and, if necessary, Purchasers will reassign and Sellers will accept reassignment of the Canadian Pipeline Contracts.

2.6. Deemed Assignment of Contracts.

To the extent that the assignment hereunder of any of the Assigned Contracts identified in Section 3.8 of the Seller Disclosure Schedule, other than those Assigned Contracts identified on Schedules 2.2.1(d) and 2.10.16, shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof. Sellers shall cooperate with Purchasers to establish a reasonable arrangement designed to provide Purchasers with the benefits and burdens of any such Assigned Contracts, including to the extent not constituting an assignment or attempted assignment that would violate the foregoing sentence, (a) appointing Purchasers to act as Sellers’ agent to perform all of Sellers’ obligations under such Assigned Contracts and to collect and promptly remit to Purchasers all compensation received by Sellers pursuant to such Assigned Contracts, (b) Purchasers agreeing to advance on behalf of Sellers, but at the expense of and for the account of Purchasers, amounts due and owing under such Assigned Contracts for obligations pertaining to periods following the Effective Time (including the provision of credit support as may be required by a Counterparty to such Assigned Contracts) and (c) to enforce, at the written request of, at the expense of and for the account and benefit of Purchasers, any and all rights of Sellers against any other person arising out of the breach or cancellation of such Assigned Contracts by such other person or otherwise (any and all of which arrangement shall constitute, as between the Parties, a deemed assignment or transfer); provided that from and after the Effective Time, Sellers shall have no liability to Purchasers in the event that any Assigned Contract requiring consent to assignment hereunder (or which by its terms is non-assignable) is terminated. Purchasers shall reimburse Sellers’ for their reasonable costs and expenses (other than Taxes) associated with such alternative arrangements.

2.7. Canadian Escrow Agent and Canadian Withholding Tax Certificates.

2.7.1. Delivery of Canadian Withholding Tax Certificate. Subject to this Section 2.7, Avista Energy will deliver to the CRA, with a copy to Purchasers, an application for a Canadian Withholding Tax Certificate in respect of the Purchased Taxable Canadian Property and will take all reasonable steps to obtain and deliver a Canadian Withholding Tax Certificate to Purchasers on or before the Closing Date.

2.7.2. Canadian Withholding. If a Canadian Withholding Tax Certificate specifying a Canadian Withholding Tax Certificate Limit in an amount that is not less than the Taxable Canadian Property Purchase Price is not delivered to Purchasers at or before Closing, Purchasers will withhold from the Purchase Price otherwise payable at Closing the Canadian Withholding Tax Escrow Amount, which amount shall be distributed to the Canadian Withholding Tax Escrow Agent in accordance with the following provisions of this Section 2.7.

Purchase and Sale Agreement

2.7.3. Canadian Withholding Tax Payments to CRA. If an amount is withheld under Section 2.7.2 and Avista Energy has received confirmation from CRA that CRA will issue a Canadian Withholding Tax Certificate to Avista Energy if an amount not exceeding the Canadian Withholding Tax Escrow Amount is received by the Receiver General of Canada before the Canadian Withholding Tax Remittance Date, which confirmation has been communicated to Purchasers and is, in form and substance, acceptable to Purchasers, acting reasonably, Purchasers shall notify the Canadian Withholding Tax Escrow Agent of that confirmation, and the Canadian Withholding Tax Escrow Agent will then pay that amount out of the Canadian Withholding Tax Escrow Amount to the Receiver General of Canada solely for purposes of obtaining the Canadian Withholding Tax Certificate and subject to the condition that any part of that amount not so applied and not returned by the Receiver General of Canada to the Canadian Withholding Tax Escrow Agent shall be applied to Purchasers’ remittance obligation under subsection 116(5) or (5.3), as applicable of the Canada Tax Act. Purchasers, Avista Energy and the Canadian Withholding Tax Escrow Agent shall cooperate to make reasonable efforts to effect an arrangement with CRA to make the payment described in this Section 2.7.3 and the Canadian Withholding Tax Certificate issuance to occur on a simultaneous basis.

2.7.4. Payments to Sellers. If an amount is withheld under Section 2.7.2 and, before the Canadian Withholding Tax Remittance Date, the Canadian Withholding Tax Escrow Agent receives a Canadian Withholding Tax Certificate in respect of the Purchased Taxable Canadian Property, the Canadian Withholding Tax Escrow Agent will promptly pay to Sellers: (i) the Canadian Withholding Tax Escrow Amount less any part thereof previously paid to the Receiver General of Canada pursuant to Section 2.7.3 if the Canadian Withholding Tax Certificate is issued pursuant to subsection 116(4) of the Canada Tax Act; or (ii) where Section 2.7.4(i) does not apply, the Canadian Withholding Tax Escrow Amount less any part thereof previously paid to the Receiver General of Canada pursuant to Section 2.7.3 and less the product of (A) the amount by which the Taxable Canadian Property Purchase Price exceeds the amount specified in that Canadian Withholding Tax Certificate as the Canadian Withholding Tax Certificate Limit or proceeds of disposition, multiplied by (B) the percentage specified in subsection 116(5) of the Canada Tax Act, if the Canadian Withholding Tax Certificate is issued pursuant to subsection 116(2) of the Canada Tax Act or the percentage specified in subsection 116(5.3) of the Canada Tax Act if the Canadian Withholding Tax Certificate is issued pursuant to subsection 116(5.2) of the Canada Tax Act.

2.7.5. Remittances. If Purchasers have withheld the Canadian Withholding Tax Escrow Amount pursuant to Section 2.7.2 and Sellers do not deliver to Purchasers and the Canadian Withholding Tax Escrow Agent, before the Canadian Withholding Tax Remittance Date, a Canadian Withholding Tax Certificate under subsection 116(2), subsection 116(4), or subsection 116(5.2), as applicable, of the Canada Tax Act specifying a Canadian Withholding Tax Certificate Limit or proceeds of disposition equal to or greater than the Taxable Canadian Property Purchase Price, the Canadian Withholding Tax Escrow Agent will remit to the Receiver General of Canada, on the Canadian Withholding Tax Remittance Date, the Canadian Withholding Tax Amount (less any part thereof previously paid to the Receiver General of Canada on account of such amount pursuant to Section 2.7.3) and the amount so remitted together with any amounts paid pursuant to Section 2.7.3 shall be credited to Purchasers as a Payment on account of the Purchase Price.

2.7.6. Interest. Concurrently with the payments pursuant to Sections 2.7.4 or 2.7.5, if applicable, the Canadian Withholding Tax Escrow Agent will pay to Sellers the interest earned on the Canadian Withholding Tax Escrow Amount while on deposit with the Canadian Withholding Tax Escrow Agent to the date of that payment (less any Tax required to be withheld and remitted).

Purchase and Sale Agreement

2.7.7. Confirmations. The Canadian Withholding Tax Escrow Agent will provide Sellers with proof that the Canadian Withholding Tax Escrow Amount and the interest earned thereon while held by the Canadian Withholding Tax Escrow Agent have been disbursed by the Canadian Withholding Tax Escrow Agent in accordance with the provisions of this Section 2.7.

2.7.8. Closing Adjustment. If the Taxable Canadian Property Purchase Price is adjusted pursuant to Section 2.2.2(g), and Purchasers are required to pay to Sellers an additional amount pursuant to Section 2.2.2(g), the foregoing provisions of this Section 2.7 shall apply to that additional amount and in those circumstances and for the purpose of this Agreement, the term “Canadian Withholding Tax Escrow Amount” shall include the applicable withholding rate for the Purchased Taxable Canadian Property times that additional amount, and the term “Canadian Withholding Tax Remittance Date” for such additional amount shall mean the 27th day following the end of the calendar month in which Purchasers are required to pay the additional amount pursuant to Section 2.2.2(g).

2.8. Allocation of Purchase Price.

2.8.1. Allocation of Purchase Price for Tax Purposes.

Within the later of thirty (30) days following the Closing Date or ten (10) days following the determination of a final Purchase Price, the Parties shall use their commercially reasonable efforts to agree in writing as to the allocation of the Purchase Price among the Acquired Assets. The Parties shall file all tax returns, including IRS Form 8594, in accordance with any such agreed allocation, and shall use their reasonable commercial efforts to sustain any such agreed allocation in any subsequent Tax audit or dispute.

2.8.2. Allocation in Event of Dispute.

In the event that the parties are unable to agree upon the allocations provided for under Section 2.8.1, such allocations shall be determined by the Arbitrator, whose determination shall be binding on the parties. Sellers and Purchasers shall each pay one half of the fees and costs of the Arbitrator.

2.9. Closing.

The closing of the transactions contemplated by this Agreement shall take place on the Closing Date at the offices of Heller Ehrman LLP in Seattle, Washington or San Diego, California or on such other date and at such other location as the Parties may mutually agree.

2.10. Deliveries by Sellers.

On or before the Closing Date and as a condition to closing, Sellers shall deliver to Purchasers the following certificates, instruments and documents, in form and substance reasonably acceptable to Purchasers:

2.10.1. a certificate of an officer of each Seller, in form and substance satisfactory to Purchasers, dated as of the Closing Date, setting forth and attesting to (i) such Seller’s authority to enter into this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby, and (ii) the incumbency and signature of the officers of such Seller executing this Agreement and the Transaction Agreements and any other documents necessary to consummate the transactions contemplated hereby and thereby;

2.10.2. a certificate, dated as of the Closing Date, executed by the president or a vice-president of each Seller to the effect that each of the conditions specified in Section 7 have been satisfied in all respects;

2.10.3. a copy of the order of the FERC issuing the Jackson Prairie Limited Jurisdiction Certificate;

Purchase and Sale Agreement

2.10.4. a copy of the FERC Order Authorizing the Disposition of Jurisdictional Facilities Under Section 203 of the FPA;

2.10.5. an executed copy of the Jackson Prairie Capacity Release Agreement pursuant to which Coral Resources shall be entitled to use not less than 2,976,252 Dths of Jackson Prairie expansion capacity and 104,000 Dths per day of deliverability;

2.10.6. an executed copy of the Lancaster Energy Conversion Agreement;

2.10.7. an executed copy of the Indemnification Agreement;

2.10.8. an executed copy of the Security Agreement and such other documentation as may be required to perfect Purchasers’ first priority lien in the collateral as defined therein;

2.10.9. an executed copy of the Escrow Agreement;

2.10.10. an executed copy of the Canadian Withholding Tax Escrow Agreement;

2.10.11. an executed copy of the Guaranty from Avista Capital;

2.10.12. an executed copy of the Agency Agreement;

2.10.13. an executed copy of the NOVA/ANG Capacity Assignment;

2.10.14. an executed copy of the GTN Capacity Release Agreement;

2.10.15. an executed copy of the Transition Services Agreement;

2.10.16. an executed copy of the consents relating to the Assigned Contracts set forth on Schedule 2.10.16;

2.10.17. an executed copy of the consent described on Schedule 2.2.1(d) or, if such consent has not been obtained, written acknowledgement that such consent has not been obtained;

2.10.18. copies of the applications for the Canadian Withholding Tax Certificate pursuant to Section 2.7;

2.10.19. a certification of non-foreign status for Avista Energy, signed by the president or a vice-president of Avista Energy under penalty of perjury, pursuant to Treasury Regulations Section 1.1445-2 dated as of the Closing Date;

2.10.20. complete originals or, if the original is not available, copies, of the Assigned Contracts, with all amendments, transactions, confirmations and correspondence related thereto, shall be available for delivery at Sellers’ office(s);

2.10.21. evidence in form and substance satisfactory to Purchasers that all Liens and encumbrances against the Acquired Assets, other than the Permitted Liens and the Assumed Liabilities, have been released or if such release has been delayed solely for administrative reasons, such Liens will be released within two (2) Business Days of the Closing Date;

2.10.22. evidence that Sellers have obtained all consents, authorizations and approvals of all Governmental Authorities and Persons described in Section 5.1.1; and

2.10.23. copies of any Assignments received as of the Closing Date.

2.11. Deliveries by Purchasers.

On or before the Closing Date and as a condition to closing, Purchasers shall deliver to Sellers the following certificates, instruments and documents, in form and substance reasonably acceptable to Sellers:

2.11.1. a certificate of an officer of each Purchaser, in form and substance satisfactory to Sellers, dated as of the Closing Date, setting forth and attesting to (i) such Purchaser’s authority to enter into this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby, and (ii) the incumbency and signature of the officers of such Purchaser executing this Agreement and the Transaction Agreements and any other documents necessary to consummate the transactions contemplated hereby and thereby;

Purchase and Sale Agreement

2.11.2. a certificate, dated as of the Closing Date, executed by the president or a vice-president of each Purchaser to the effect that each of the conditions specified in Section 8 have been satisfied in all respects;

2.11.3. an executed copy of the Jackson Prairie Capacity Release Agreement pursuant to which Coral Resources shall be entitled to use not less than 2,976,252 Dths of Jackson Prairie expansion capacity and 104,000 Dths per day of deliverability;

2.11.4. an executed copy of the Lancaster Energy Conversion Agreement;

2.11.5. an executed copy of the Indemnification Agreement;

2.11.6. an executed copy of the Security Agreement and such other documentation as may be required to perfect Purchasers’ first priority lien in the collateral as defined therein;

2.11.7. an executed copy of the Escrow Agreement;

2.11.8. an executed copy of the Canadian Withholding Tax Escrow Agreement;

2.11.9. an executed copy of the Agency Agreement;

2.11.10. an executed copy of the NOVA/ANG Capacity Assignment;

2.11.11. an executed copy of the GTN Capacity Release Agreement; and

2.11.12. an executed copy of the Transition Services Agreement.

2.12. Additional Obligations.

Subject to the terms and conditions of this Agreement, Avista Energy shall temporarily assign to Coral Power and Coral Power shall accept, Avista Energy’s rights, title, interest, and obligations in, to and under the BPA Transmission Agreement. Assignment of the BPA Transmission Agreement shall commence on the Effective Date or at such other date mutually acceptable to Avista Energy and Coral Power and terminate on December 31, 2009. Such assignment shall occur in accordance with the applicable procedures and requirements of the BPA on the date of assignment. During the term of such assignment, Coral Power shall accept and comply with all obligations arising from or under the BPA Tariff associated with the assignment, including the payment of any and all costs related to use of the assigned transmission rights during the term of such temporary assignment. With respect to such assignment, Avista Energy and Coral Power agree in good faith to address any issues related to billing and payment in order to comply with requirements imposed by BPA, as such requirements may be revised from time to time. Provided further and subject to the terms of the Indemnification Agreement, that during the term of such assignment, Purchasers agree to indemnify Avista Energy and hold it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court, from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from said BPA Transmission Agreement that may have occurred during the term of such temporary assignment. Upon the conclusion of the term of the temporary assignment referred to in this Section 2.12, all rights, title, interest and obligations in, to and under the BPA Transmission Agreement shall revert back to Avista Energy and subject to the terms of the Indemnification Agreement, Avista Energy shall indemnify Purchasers and hold them harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court, from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from said BPA Transmission Agreement that may have occurred during any period of time other than the during the term of the temporary assignment.

Purchase and Sale Agreement

2.13. Further Assurances.

Subject to the terms and conditions of this Agreement, at any time, or from time to time after the Effective Time, as and when requested by any Party, the other Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken all such further or other actions as are reasonably requested as necessary to evidence and effectuate the transactions contemplated by this Agreement and the Transaction Agreements, in each case at the sole cost and expense of the requesting Party unless the requesting Party is entitled to indemnification therefore under the Indemnification Agreement.

3.	Representations and Warranties of Sellers.

Sellers hereby, jointly and severally, represent and warrant to Purchasers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and as of the Effective Time, except as noted herein or as set forth in the disclosure schedule relating to the specified subsection (including by cross-reference contained therein), attached hereto as Appendix B (the “Seller Disclosure Schedule“). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and the other relevant sections of this Agreement.

3.1. Organization, Standing and Power.

Avista Energy is a corporation duly organized and validly existing under the Laws of Washington. Avista Canada is an amalgamated corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta, Canada. Each Seller has all requisite organizational power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations hereunder.

3.2. Authority.

The execution and delivery by each Seller of this Agreement, and the performance by each Seller of its obligations hereunder, have been duly and validly authorized by all necessary action on the part of each Seller and its shareholder(s), as applicable. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3. No Conflicts; Consents and Approvals.

Assuming the filings, approvals, consents, authorizations and notices set forth in Section 3.3 of the Seller Disclosure Schedule or any subpart thereof have been made, obtained or given, the execution and delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, and the consummation of the transactions contemplated hereby will not:

3.3.1. conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;

3.3.2. conflict with, result in a default or violation or breach of any term or provision of any contract other than an Assigned Contract, which is not, individually or in the aggregate, material;

Purchase and Sale Agreement

3.3.3. result in the creation of a Lien, other than Permitted Liens, on any of the Acquired Assets;

3.3.4. conflict with, or result in a violation or breach of, any material term or provision of any Law or writ, judgment, order or decree applicable to such Seller or any of its assets; or

3.3.5. require the consent or approval of any Governmental Authority under any applicable Law other than such consents or approvals described in Section 5.1.1.

3.4. Legal Proceedings.

No Seller has received written notice of any Claim and, to Sellers’ Knowledge, none is threatened against any Seller that (i) seeks to restrain, enjoin or otherwise prohibit or make illegal any of the transactions contemplated by this Agreement or any of the Transaction Agreements or (ii) relates to or arises out of any of the Assigned Contracts. No Seller has received actual notice of the assertion by any Person of a Claim that the consummation of the transactions contemplated hereby would violate any material contract to which any Seller is a party and as to which the claimant could reasonably be expected to assert a Claim against any Purchaser or such Seller with respect to their rights under the Assigned Contracts and, to Sellers’ Knowledge, no such Claim has been threatened.

3.5. Compliance with Laws and Orders.

No Seller is in violation of or in default under any Law or order applicable to such Seller or its assets the effect of which, individually or in the aggregate, could reasonably be expected to hinder or prevent such Seller from performing its obligations hereunder.

3.6. Brokers.

No Seller has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchasers could become liable or obligated.

3.7. Title.

Sellers own and have good and marketable title to the Acquired Assets free and clear of all Liens other than Permitted Liens, Assumed Liabilities and Liens in connection with (i) agreements pursuant to which a Counterparty has imposed a security interest on a Seller’s cash margin or marketable securities posted with such Counterparty; (ii) purchase money liens and liens securing rental payments under capital lease arrangements or (iii) the Credit Agreement.

3.8. Assigned Contracts.

Section 3.8 of the Seller Disclosure Schedule contains a complete and accurate listing of the Assigned Contracts (excluding confirmation of transactions conducted pursuant to such Assigned Contracts in the ordinary course of business), including all amendments, modifications or waivers thereto, and Sellers have provided to Purchasers true, correct and complete copies of all such Assigned Contracts. Except for any agreement expressly identified as an Excluded Asset, the Assigned Contracts, taken as a whole, constitute substantially all of the operating assets of the Sellers.

3.9. Enforceability of Assigned Contracts.

Each of the Assigned Contracts constitutes the legal, valid and binding obligation of each Seller that is a party thereto enforceable against it in accordance with its terms and, to Sellers’ Knowledge, constitutes the legal, valid and binding obligation of each other party thereto, except in each case as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. No Seller has assigned any of its right, title or interest under any Assigned Contract to any other Person except in connection with (i) Permitted Liens, (ii) agreements pursuant to which a Counterparty has

Purchase and Sale Agreement

imposed a security interest on a Seller’s cash margin or marketable securities posted with such Counterparty; (iii) purchase money liens and liens securing rental payments under capital lease arrangements and (iv) the Credit Agreement.

3.10. Defaults.

No Seller is, and to Sellers’ Knowledge, no other party is in material breach of or default under any Assigned Contract and no Seller has sent nor received any written notice or, to Sellers’ Knowledge, any oral notice, of termination, cancellation, breach or default with respect to any of the Assigned Contracts. To Sellers’ Knowledge (i) there are no material disputes between any Seller and any Counterparty under any of the Assigned Contracts and (ii) none of the Assigned Contracts is subject to a declared, continuing event of force majeure.

3.11. Canadian Agreements.

To Sellers’ Knowledge, Section 3.8 of the Seller Disclosure Schedule identifies any of the Assigned Contracts that, as of April 1, 2007 requires the physical delivery of any Commodity in Canada pursuant to any open transaction or arrangement.

3.12. Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against any Seller. To Sellers’ Knowledge, there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or threatened against any Counterparty.

3.13. Claims.

As of the date of this Agreement:

(a) No Seller has received any written or oral Claim that seeks damages or other monetary relief in connection with any of the Assigned Contracts;

(b) No Seller has received any written or oral Claims that any of the Assigned Contracts are illegal, ineffective or inconsistent with or in violation of any Laws;

(c) No Seller has received any written or oral Claim seeking to modify any term or condition of any of the Assigned Contracts; and

(d) No Seller has received any actual notice of any type or description or in connection with any pending or threatened civil or enforcement Claim by any Governmental Authority against any Seller or any current or former employee, officer, director or agent of any Seller that contends, directly or indirectly, that any of the Assigned Contracts is inconsistent with or in violation of any Laws.

3.14. Tax Representations.

All returns, reports, or statements (including any information returns) any Governmental Authority requires to be filed by any Seller for purposes of any Tax (“Returns“) for which any Seller is liable have been duly and timely filed with the appropriate Governmental Authority having jurisdiction with respect to any Tax (“Taxing Authority“) and all such Returns are correct and complete. Each Tax shown to be payable on each such Return has been paid. Each Tax payable by any Seller by assessment has been timely paid in the amount assessed. No Seller is, or has ever been, liable for any Tax payable by reason of the income or property of a Person other than such Seller. Each Seller has timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon any of the Acquired Assets except Liens for Taxes that are not yet due. No Claim with respect to any Tax for which any Seller is asserted to be liable

Purchase and Sale Agreement

is pending or, to Sellers’ Knowledge, threatened and no basis that any Seller believes to be valid exists on which any Claim for any such Tax can be asserted against any Seller or any of the Acquired Assets. There are no requests for rulings or determinations in respect of any Taxes pending between a Seller and any Taxing Authority. No currently effective extension of any period during which any Tax may be assessed or collected and for which any Seller is or may be liable has been granted to any Taxing Authority. All amounts required to be withheld by any Seller and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use, value added and other Taxes have been collected or withheld and paid to the proper Taxing Authority. Each Seller has made all deposits required by Law to be made with respect to employees’ withholding and other employment Taxes.

3.15. Canadian Tax Representation.

Avista Canada is duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 87626 4367 RT0001.

3.16. Credit Support; Pre-Paid Deposits.

3.16.1. With respect to guaranties, letters of credit, comfort letters, surety bonds, cash and other credit support in favor of any Counterparty provided by or on behalf of any Seller or its Affiliates in support of the obligations of such Seller or Affiliate (together, the “Credit Support“), Section 3.16.1 of the Seller Disclosure Schedule contains a complete and accurate list and summary description of all Credit Support as of March 31, 2007. Sellers have not defaulted or otherwise created a circumstance that triggers the right of any party to make a Claim under the Credit Support and there are no pending disputes with respect to any Credit Support.

3.16.2. With respect to pre-paid obligations, pre-paid cash deposits or deposits of marketable securities in favor of any Counterparty provided by a Seller or its Affiliates in support of the obligations of such Seller (together, the “Pre-Paid Deposits“), Section 3.16.2 of the Seller Disclosure Schedule contains a complete and accurate list and summary description of all Pre-Paid Deposits as of March 31, 2007. Sellers have not defaulted or otherwise created a circumstance that triggers the right of any party to make a Claim against or otherwise seize all or any portion of the Pre-Paid Deposits and there are no pending disputes with respect to any Pre-Paid Deposits.

3.16.3. With respect to guaranties, letters of credit, comfort letters, surety bonds, cash and other credit support in favor of a Seller provided by or on behalf of any of any Counterparty or its affiliates in support of the obligations of such Counterparties (together, the “Counterparty Credit Support“), Section 3.16.3 of the Seller Disclosure Schedule contains a complete and accurate list and summary description of all Counterparty Credit Support as of March 31, 2007. No counterparty is in default or has otherwise created a circumstance that triggers the right of a Seller to make a Claim under the Counterparty Credit Support and there are no pending disputes with respect to any Counterparty Credit Support.

3.16.4. With respect to pre-paid obligations, pre-paid cash deposits or deposits of marketable securities on behalf of the Counterparties deposited with Sellers in support of the obligations of the Counterparties under the Assigned Contracts (together, the “Counterparty Pre-Paid Deposits“), Section 3.16.4 of the Seller Disclosure Schedule contains a complete and accurate list and summary description of all Counterparty Pre-Paid Deposits as of March 31, 2007. Neither Seller has alleged or claimed a circumstance that triggers the right of any party to make a Claim against or otherwise seize all or any portion of the Counterparty Pre-Paid Deposits nor are there any pending disputes with respect to any Counterparty Pre-Paid Deposits.

Purchase and Sale Agreement

3.17. Environmental, Health and Safety.

3.17.1. To Sellers’ Knowledge, there is no reasonable basis for a Claim alleging injury arising out of or related to exposure to Commodities or any other substances (i) present at Sellers’ facilities or (ii) owned, transported, leased or brokered by either of the Sellers.

3.17.2. Neither Seller has any liability and, to Sellers’ Knowledge, neither of the Sellers (or their respective predecessors, if any) has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition or owned or operated any property or facility in any manner that could form a reasonable basis for any present or future Claim against either of the Sellers giving rise to any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Law. Neither of the Sellers has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges a Seller is not in compliance with applicable environmental Laws.

3.18. Commodities.

3.18.1. Valuation Policy. Subject to amounts reserved for Commodities, the values at which all Commodities and Commodities Transactions are carried in Sellers’ financial statements reflect the historical valuation policy of the Sellers and the Commodity Valuation Methodology. Sellers have title or rights to the Commodities, transmission and transportation agreements sufficient to operate the business in all material respects as it is presently conducted.

3.18.2. Trade Confirmations. Sellers’ binding trade confirmations (whether written or oral) under each of the applicable Assigned Contracts are promptly and properly recorded in the Trade Book.

3.18.3. Risk and Credit Policy. Sellers have at all times during calendar year 2006 and through the date of this Agreement been in material compliance with the requirements of the Risk Policy and Credit Policy. Sellers have established reserves for the risks of their trading activities in accordance with GAAP and the amount of such reserves are reflected in the Net Trade Book Value as of the applicable date of calculation.

3.19. Employees.

3.19.1. Section 3.19.1 of the Seller Disclosure Schedule contains a complete and accurate list of the following information for each employee of Sellers, including each employee on leave of absence or layoff status: Employer; name; job title; part-time or full time status, current compensation paid or payable and any change in compensation since January 1, 2007; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan or any Employee Arrangement.

3.19.2. Sellers have paid in full to, or accrued on behalf of, all Persons performing services for Sellers as required by Law, all payments, wages, salaries, commissions, bonuses and other direct compensation for all services performed by such Persons, all vacation and other benefits that have accrued through the date of this Agreement for such Persons, and all amounts required to be reimbursed to such Persons for which appropriate reimbursement requests have been submitted or, to Sellers’ Knowledge, are expected to be submitted.

3.19.3. There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to Sellers’ Knowledge, threatened against or affecting Sellers.

3.19.4. Sellers are not parties to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Sellers.

Purchase and Sale Agreement

3.19.5. None of the employees of the Sellers are represented by any labor organization and, to Sellers’ Knowledge, there are no current union organizing activities among the employees of Sellers, nor does any question concerning representation exist concerning such employees.

3.19.6. Avista Canada’s workers’ compensation account and source deductions are in good standing.

3.19.7. No charges of discrimination or other violation of equal employment laws with respect to or relating to Sellers are pending or, to Sellers’ Knowledge, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority. Sellers have not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending, or to Sellers’ Knowledge, threatened.

3.19.8. To Sellers’ Knowledge, no Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation or compliance audit with respect to or relating to Sellers labor or employment practices and no such investigation or compliance audit by any Governmental Authority is in progress.

3.19.9. There are no pending or, to Sellers’ Knowledge, threatened wage and hour claims filed against Sellers with the United States Department of Labor or any other Governmental Authority.

3.19.10. There are no pending citations relating to Sellers filed by the Occupational Safety and Health Administration nor any other Governmental Authority and there are, to Sellers’ Knowledge, no such threatened citations relating to Sellers.

3.20. Employment Benefit Matters.

3.20.1. Section 3.20.1 of the Seller Disclosure Schedule lists each Seller Employee Benefit Plan and each Seller Employee Arrangement, and such Schedule includes each Employee Benefit Plan or Employee Arrangement that is sponsored, maintained, or contributed to by an Affiliate of Sellers that covers or benefits employees of Sellers. Section 3.20.1 of the Seller Disclosure Schedule separately identifies each Seller Employee Benefit Plan and Seller Employee Arrangement that provides for any payment (whether of severance pay or otherwise) or acceleration, vesting or increase in benefits with respect to any employee, director or consultant of any of the Sellers upon the occurrence of a change in control or a severance or termination of service (either alone or upon the occurrence of any additional or subsequent events).

3.20.2. Sellers have delivered to Purchasers correct and complete copies of the plan documents and summary plan descriptions for each Seller Employee Benefit Plan and Seller Employee Arrangement that covers or benefits employees of the Sellers.

3.20.3. Except as set forth in Section 3.20.3 of the Seller Disclosure Schedule or in the next following sentence, as to any Seller Employee Pension Benefit Plan that is subject to Title IV of ERISA, there has been no event or condition which presents the risk of Employee Pension Benefit Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements have not been waived) has occurred, no notice of intent to terminate such Employee Pension Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate such Employee Pension Benefit Plan, no liability to the PBGC has been incurred, and the assets of such Employee Pension Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Employee Pension Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC. As of December 31, 2006, the assets of the Retirement Plan for Employees of Avista Corporation do not equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such

Purchase and Sale Agreement

plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC. As of December 31, 2006, the funded status of such plan on this basis expressed as a percentage has not materially decreased, and such benefit liabilities have not materially increased, since Sellers’ disclosure regarding the plan on September 30, 2006.

3.20.4. With respect to any Employee Pension Benefit Plan which is not listed in Section 3.20.1 of the Seller Disclosure Schedule but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Sellers, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA (“Commonly Controlled Entity“), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

3.21. No Material Change in Conduct.

Since October 31, 2006, there has not been:

3.21.1. any change in the business, operations, properties or assets, liabilities, condition (financial or other) or results of operations of the Sellers that could reasonably be expected, either alone or together with all other such changes, to have a material adverse effect on the Acquired Assets;

3.21.2. any creation or other incurrence of any Lien (other than Permitted Liens or in connection with (i) agreements pursuant to which a Counterparty has imposed a security interest on a Seller’s cash margin or marketable securities posted with such Counterparty; (ii) purchase money liens and liens securing rental payments under capital lease arrangements or (iii) the Credit Agreement) on any Acquired Asset;

3.21.3. any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Acquired Assets which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Acquired Assets;

3.21.4. any transaction or commitment made, or any contract or agreement entered into, by either of the Sellers (including the acquisition or disposition of any assets) or any relinquishment by any Seller of any contract or other right, in either case, material to Acquired Assets, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

3.21.5. any change in any method of accounting or accounting practice, reserve methodology and associated assumptions by Sellers with respect to accounting for the Acquired Assets and Assumed Liabilities except for any such change adopted in accordance with GAAP;

3.21.6. any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any employee of the Sellers (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any such employee or (iii) change in compensation or other benefits payable to any such employee pursuant to any severance or retirement plans or policies; or

3.21.7. any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Sellers, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

Purchase and Sale Agreement

3.22. Investment Company Act.

Neither Seller is an “investment company” within the meaning of the Investment Company Act of 1940 as amended.

3.23. Investment Canada Act Compliance.

For the purposes of Sections 14 and 14.1 of the Investment Canada Act, the value of the assets of the Canadian business or businesses to be acquired under this Agreement and the Transaction Agreements does not exceed Canadian $281 million.

4.	Representations and Warranties of Purchasers.

Except as otherwise noted herein, Purchasers hereby, jointly and severally, represent and warrant to Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and as of the Effective Time.

4.1. Organization, Standing and Power.

Coral Holding and Coral Resources are limited partnerships duly organized, validly existing and in good standing under the Laws of Delaware, Coral Power is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware and Coral Canada is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta, Canada. Coral Holding and Coral Resources each have all requisite partnership power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. Coral Power and Coral Canada each have all requisite organizational power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. Each Purchaser is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

4.2. Authority.

The execution and delivery by each Purchaser of this Agreement and the performance by each Purchaser of its obligations hereunder have been duly and validly authorized by all necessary action on the part of each Purchaser and its shareholder(s) or partners, as applicable. This Agreement has been duly and validly executed and delivered by each Purchaser and constitutes the legal, valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally.

4.3. No Conflicts.

The execution and delivery by each Purchaser of this Agreement, the performance by each Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;

(b) conflict with, result in a default or violation or breach of any term or provision of any contract which is not, individually or in the aggregate, material;

Purchase and Sale Agreement

(c) conflict with, or result in a violation or breach of, any material term or provision of any Law or writ, judgment, order or decree applicable to such Purchaser or any of its assets; or

(d) require the consent or approval of any Governmental Authority under any applicable Law other than such consents or approvals described in Section 5.1.1.

4.4. Legal Proceedings.

No Purchaser has been served with notice of any Claim, and to Purchasers’ Knowledge none is threatened against any Purchaser that seeks to restrain, enjoin or otherwise prohibit or make illegal any of the transactions contemplated by this Agreement or any of the Transaction Agreements.

4.5. Compliance with Laws and Orders.

No Purchaser is in violation of or in default under any Law or order applicable to such Purchaser or its assets the effect of which, individually or in the aggregate, could reasonably be expected to hinder or prevent such Purchaser from performing its obligations hereunder.

4.6. No Brokers.

No Purchaser has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

4.7. Canadian Tax Representation.

Coral Canada is duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is: 89081 5491 RT0001.

5.	Pre-Closing Covenants

The Parties hereby covenant and agree as follows for all periods prior to the Effective Time:

5.1. Regulatory and other Authorizations

5.1.1. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Authorities and non-governmental third parties required or necessary to consummate the transactions contemplated herein or in the Transaction Agreements. Without limiting the generality of the foregoing:

(a) Each of the Parties will promptly file any Notification and Report Forms and related material that may be required with the Federal Trade Commission (“FTC“) and the Antitrust Division of the United States Department of Justice (“DOJ“) under the Hart-Scott-Rodino Act if any Party reasonably concludes such filing is necessary or advisable. In connection with any such filing, each Seller and each Purchaser shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission necessary under the Hart-Scott-Rodino Act. The Parties shall keep each other apprised in a prompt manner of the status and inquiries or request for additional information from the FTC and the DOJ and shall comply promptly with any such inquiry request. The Parties shall use commercially reasonable efforts to obtain the early termination or expiration of any applicable waiting period required under the Hart-Scott-Rodino Act for the consummation of the transactions contemplated hereby. Purchasers shall pay one-half of any fee for any filing or submission necessary under the Hart-Scott-Rodino Act and Sellers shall pay the remaining one-half of any such fee.

(b) Sellers shall make an appropriate filing, pursuant to Section 203 of the FPA and any applicable state law or regulation with respect to the transactions contemplated by the

Purchase and Sale Agreement

Transaction Agreements and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by a Governmental Authority. With respect to any such filings, including filings that will be submitted pursuant to the FPA, the Parties shall cooperate with respect to information necessary for such filings and shall give each other reasonable opportunity to comment on and revise drafts of any such filings before such filings are submitted to the appropriate Governmental Authority. Sellers shall refrain from taking any action that causes Sellers to be regulated by or under any Governmental Authority. Purchasers shall pay one-half of any fee for any filing or submission necessary under the FPA and Sellers shall pay one-half of any such fee. Except as expressly provided in this Agreement, each Party shall bear the costs associated with any other authorizations, notifications and consents for which it is responsible under this Agreement.

(c) Each of the Parties as appropriate will make any filing that is required or advisable in order to obtain prompt Competition Act Approval if any Party reasonably concludes such filing is necessary or advisable. In connection with any such filing, each of the Parties shall use commercially reasonable efforts to obtain Competition Act Approval as promptly as possible. Purchasers shall approve all filings and other written communications to the Commissioner, and Purchasers shall have the right to be present at any meetings (whether via telephone, in person or otherwise) involving Sellers and the Commissioner or other Competition Bureau personnel. Sellers shall furnish to Purchasers such information and assistance as Purchasers may reasonably request in connection with the preparation of any filing or submission necessary or advisable in connection with obtaining Competition Act Approval. Sellers shall keep Purchasers apprised in a prompt manner of any inquiries or request for additional information from the Commissioner and, subject to this Agreement, shall comply promptly with any such inquiry request. Purchasers shall keep Sellers reasonably informed as to the status of the proceedings related to obtaining the Competition Act Approval, including providing Sellers with copies of all written communications, in draft form, in order for Sellers to provide their reasonable comments. If any information to be shared between the Parties pursuant to this paragraph is deemed to be confidential information as determined reasonably by the disclosing Party, such information will be shared only with outside counsel of the other Parties. Purchasers shall pay one-half of any fee required under the Competition Act and Sellers shall pay the remaining one-half of such fee.

5.1.2. In order to consummate the transactions contemplated hereby, from the date hereof until the Effective Time, Sellers and Purchasers will work cooperatively and in good faith to take all commercially reasonable steps necessary or desirable, to obtain as promptly as practicable Assignments executed by each of the Counterparties to the Assigned Contracts listed in Section 3.8 of the Seller Disclosure Schedule.

5.2. Certain Restrictions.

Except as permitted or contemplated hereby or by the Transaction Agreements, from the date hereof until the Effective Time, each of the Sellers will conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (i) preserve and maintain intact its business organizations and its business, (ii) keep available the services of its employees, (iii) continue in full force and effect without material modification the same or appropriate substitute policies or binders of insurance currently maintained in respect of its business and (iv) preserve its current relationships with Persons with which it has significant business relationships so long as such business relationships continue to satisfy the Risk Policy and the Credit Policy. Without limiting the foregoing, except as permitted or contemplated hereby or by the Transaction Agreements, no Seller will, without first obtaining the prior written consent of a Purchaser:

5.2.1. acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Tangible Asset except in the ordinary course of business consistent with past practice;

Purchase and Sale Agreement

5.2.2. agree or consent to any new agreement which would be accounted for as a Manually Recorded Commodity Transaction due to the inability of the Nucleus software system to accurately value such transaction, except for any item related to valuation adjustments required to comply with GAAP, Commodity Transactions that would not physically encumber any Fixed Transaction and any Commodity Transaction that is capable of being consummated in the brokered gas or power markets;

5.2.3. for the agreements that are or will be part of the Assigned Contracts, agree or consent to any new agreement or material modifications of an existing agreement other than: (i) agreements identified on Schedule 5.2.3(i); (ii) agreements having a term equal to or less than one year and involving aggregate monetary obligations equal to or less than $1,000,000 other than any Commodity Transaction entered into in the ordinary course of business; (iii) the entry into any agreement that provides a framework for a trading relationship between any Seller and a Counterparty, including agreements generally known in the Commodity Transactions Business as master agreements, enabling agreements, interchange agreements, netting agreements and Commodity Service Agreements and transactions under any such agreement in the ordinary course of business; (iv) the entry into new or renewal of transportation, transmission or storage agreements having a term expiring before October 31, 2007; (v) the termination of agreements identified on Schedule 5.2.3(v).

5.2.4. mortgage or pledge an Acquired Asset, or create or suffer to exist any Lien, other than Permitted Liens and Liens in connection with (i) agreements pursuant to which a Counterparty has imposed a security interest on a Seller’s cash margin or marketable securities posted with such Counterparty; (ii) purchase money liens and liens securing rental payments under capital lease arrangements or (iii) the Credit Agreement, thereupon;

5.2.5. terminate, amend, modify or change in any respect an Assigned Contract other than amendments, modifications or changes that will be effective only for periods prior to the Effective Time and will not have any effect on any Assigned Contract on or after the Effective Time and modifications permitted pursuant to Section 5.2.3;

5.2.6. unless mutually agreed otherwise or permitted pursuant to Section 5.2.3, grant any waiver of any term under or give any consent with respect to any Assigned Contract;

5.2.7. settle or resolve any pending or threatened Claim or investigation concerning the Assigned Contracts, unless such settlement or resolution creates no current or future obligation on any Purchaser, creates no encumbrance on the rights under an Assigned Contract to be acquired by Purchasers and does not alter the economic terms of any of the Assigned Contracts with respect to any period after the Effective Time;

5.2.8. adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, purchase, consolidation, restructuring, recapitalization or other reorganization which would become effective prior to the Effective Date or could otherwise affect or impair the transactions contemplated hereunder or in the Transaction Agreement;

5.2.9. transfer the work location of employees, hire any new employees, or enter into, modify or amend any employee or director employment contracts, compensation arrangements or benefits unless required by applicable Law or as otherwise agreed by the Parties; or

5.2.10. commit to do any of the foregoing.

In the event that Sellers decide to enter into a new transportation, transmission or storage agreement having a term expiring after April 30, 2007 and on or before October 31, 2007, it shall first provide Purchasers an opportunity to provide such transportation, transmission or storage at a price or prices and on terms and conditions substantially the same as those that such Seller is able to obtain from a third party. If Purchasers do not elect to accept this opportunity within 48 hours of the time offered, then Sellers may enter into the agreement with the third party.

Purchase and Sale Agreement

5.3. Sellers’ Operations.

Except as permitted or contemplated by the Transaction Agreements, from the date hereof until the Effective Time, Sellers agree that they will:

5.3.1. Use commercially reasonable efforts to (i) preserve and maintain intact their business organizations and business, (ii) keep available to Sellers the services of their employees, (iii) preserve their current relationships with Persons with which they have significant business relationships so long as such business relationships continue to satisfy their Risk and Credit Policies, and (iv) maintain the services provided by their Affiliates on terms consistent with past practices.

5.3.2. For each month from the date of this Agreement through the Closing Date, Sellers shall, in good faith, obtain or prepare and send to Purchasers the financial records and reports as specified in Schedule 5.3.2. All valuation adjustments shall be made on the same basis and pursuant to the same principles, methodologies and procedures as were used by Sellers in preparing their financial statements and shall be consistent with and reflect the valuation methodology described in the Risk Policy and other methods, standards, policies and procedures described in, and using the same assumptions and gross reserves contained in, the electronic mark-to-market commodity valuation methodology files, complete and accurate copies of which are contained in the folder labeled “mark-to-market commodity valuation methodology folder” in the Data Room (the “Commodity Valuation Methodology“).

5.3.3. Sellers shall maintain in Jackson Prairie and the Montana Natural Gas Facility at least the minimum amount of working natural gas required pursuant to any agreement or tariff to ensure that from and after the Effective Time, Purchasers shall have the right to utilize the full capacity, including injection and withdrawal rights, of such storage facilities allocable to them pursuant to the terms of the applicable Assigned Contracts and Jackson Prairie Capacity Release Agreement without penalty or diminution as a result of a failure to maintain at least such minimum amount of working natural gas.

5.4. Access to Information.

Prior to the Effective Time, Sellers shall cooperate and make available to each Purchaser and its Representatives, upon reasonable notice and during normal business hours, (i) all books, records and information of Sellers relating to the Acquired Assets, (ii) such appropriate officers and employees of Sellers as requested by Purchasers, and (iii) such other information concerning the Acquired Assets as Purchasers and such Representatives may reasonably request.

5.5. Updates to Information.

From the date hereof until the Effective Time, Sellers and Purchasers shall give each other prompt written notice of any development that could reasonably be expected to result in a failure of a condition to Sellers’ or Purchasers’ obligations set forth in Sections 3, 4, 7 and 8.

5.6. Data Room Preservation.

Except as otherwise agreed by the Parties, Sellers shall prepare and promptly deliver to Purchasers one or more DVD discs containing complete and accurate copies of all materials in the Data Room as of five (5) Business Days prior to the Closing Date. Within ten (10) days following the Closing Date, Sellers shall deliver to Purchasers a DVD disc containing any updates to the Data Room between the aforementioned date and the Closing Date.

5.7. No Change in Accounting Methodologies; Credit Policy or Risk Policy.

Sellers shall not make any changes to their financial accounting methods, except as required by Law or by GAAP to the extent failure to adopt such changes would cause such financial accounting methods not to be in accordance with GAAP with the concurrence of its independent accountants and after notice to Purchasers, or Risk Policy from the date hereof through the Effective Time. Sellers shall conduct their operations in material compliance with its Credit Policy and Risk Policy as applied on a consistent basis and in accordance with past practice.

Purchase and Sale Agreement

5.8. Exclusivity.

From the date hereof through the Effective Time, Sellers will not (and Sellers will not cause or permit any of their Affiliates, and their respective officers, directors, representatives or agents to) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any of the Acquired Assets (other than Commodities and Tangible Assets sold in the ordinary course of business) of, either of the Sellers, including any acquisition structured as a purchase, consolidation, exchange of membership interests, or share exchange.

5.9. Data Privacy.

5.9.1. None of the Purchasers shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated hereunder.

5.9.2. Purchasers and Sellers acknowledge and confirm that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated hereunder, and that the disclosure of Personal Information relates solely to the carrying of the operations in Canada or the completion of the transactions contemplated hereunder.

5.9.3. Purchasers shall at all times keep strictly confidential all Disclosed Personal Information, and shall instruct those employees responsible for processing such Disclosed Personal Information to protect the confidentiality of that information in a manner consistent with Purchasers’ obligations hereunder. Purchasers shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or service providers of Purchasers who have a bona fide need to access that information.

5.9.4. Coral Canada undertakes, after the Closing Date, to utilize the Disclosed Personal Information only for the purposes for which the Disclosed Personal Information was initially collected.

5.9.5. If the closing of the transactions contemplated herein does not occur, Purchasers shall immediately cease to use all of the Disclosed Personal Information and will destroy in a secure manner, the Disclosed Personal Information (and any copies thereof, provided, however, that automatic computer back-up tapes may be permitted to expire in accordance with normal procedures) and shall provide Sellers with a certificate of a senior officer of each Purchaser confirming that destruction.

5.10. Release of Credit Support.

5.10.1. Prior to the Closing Date:

(a) Purchasers agree to exercise commercially reasonable efforts necessary or desirable in order to permit all Credit Support relating solely to Sellers’ obligations under the Assigned Contracts, including those provided by either or both of Avista Corporation and Avista Capital, to be terminated and released, contingent upon consummation of the transactions contemplated herein and effective as of the Effective Time upon terms and conditions currently in place with such Counterparties. In the event that Purchasers are unable to replace any such Credit Support prior to the Closing Date, Purchasers, Sellers and Avista Capital shall enter into an indemnification or reimbursement agreement whereby any such Credit Support obligations shall be assumed by Purchasers. Purchasers and Sellers shall cooperate with each other in seeking BNP Paribas’ consent to the substitution of one or more Purchasers for one or more Sellers under such Seller’s or Sellers’ outstanding letters of credit pursuant to a reimbursement or other similar arrangement.

Purchase and Sale Agreement

(b) Purchasers and Sellers agree to exercise commercially reasonable efforts to transfer any rights to Pre-Paid Deposits to Purchasers.

(c) Purchasers and Sellers agree to exercise commercially reasonable efforts necessary or desirable in order to permit the assignment of their rights under any Counterparty Credit Support to Purchasers.

(d) Purchasers and Sellers agree to exercise commercially reasonable efforts to transfer any rights to Counterparty Pre-Paid Deposits to Purchasers.

Each such assignment or transfer shall be contingent upon consummation of the transactions contemplated herein and effective as of the Effective Time.

5.10.2. Following the Closing Date, Sellers and Purchasers shall continue to exercise commercially reasonable efforts, in conjunction with Counterparties as necessary or appropriate, to have all remaining Pre-Paid Deposits and Counterparty Pre-Paid Deposits assigned, transferred, repaid, substituted for alternative credit or otherwise eliminated. On or before seven (7) Business Days after the Effective Time, a payment, if required, shall be made to settle any remaining Pre-Paid Deposits and Counterparty Pre-Paid Deposits equal to the total amount of remaining Pre-Paid Deposits minus the total amount of remaining Counterparty Pre-Paid deposits. If this difference is a positive number, the amount of the difference shall be paid by Purchasers to Sellers. If the difference is a negative number, the amount of the difference shall be paid by Sellers to Purchasers.

6.	Post-Closing Covenants

From the date hereof through the time frames specified herein, the Parties covenant and agree as follows:

6.1. Transitional Services.

The Parties each recognize that certain post-closing transitional services will be needed by Purchasers from Sellers and their Affiliates and that Sellers may need some post-closing transitional services from Purchasers. The Parties agree to cooperate and work together in good faith to provide the necessary transitional services to each other, provided such service requirements do not last beyond a period of six months unless extended by mutual agreement of the Parties, upon terms and conditions reasonably satisfactory to each Party. Each Party acknowledges that it is the intent that such services will be provided to each other at their approximate cost and may include services currently received by Sellers from their Affiliates.

6.2. Customer Inquiries; Referrals.

Neither Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of such Seller from maintaining the same business relationships with Purchasers, as applicable, after the Closing Date as it maintained with such Seller prior to the Closing Date. Sellers will refer all customer inquiries relating to the Acquired Assets to Purchasers from and after the Closing Date. For one year after the Closing Date:

6.2.1. Sellers shall amend their web site(s) to redirect any person looking for information and/or contacts related to the Acquired Assets or Assumed Liabilities to such web site(s) designated by Purchasers, and

6.2.2. Sellers shall redirect incoming e-mail addressed to any Person previously employed or who otherwise was under contract with Sellers who is, as of the Effective Time, employed or otherwise under contract with Purchasers, including any independent contractors, to such account or accounts designated by Purchasers.

Purchase and Sale Agreement

6.3. Use of Name.

Purchasers acknowledge that Purchasers shall not have any rights to the name “Avista”. Purchasers and Sellers shall be entitled to refer to Purchasers, as the purchasers of substantially all of Avista Energy’s former marketing and trading business. In the event that the provisions of Section 2.6 apply, Purchasers shall be entitled to refer to themselves as Avista Energy’s or Avista Canada’s (as applicable) authorized agent or representative.

6.4. Confidential Information.

6.4.1. Except as set forth below, for two years from and after the Closing Date, with respect to any and all information, matters or things of a confidential or proprietary nature concerning the Acquired Assets or the Assumed Liabilities, and not generally known or available to the public, Sellers and their Representatives shall keep any such data or information in confidence. Except as set forth below, for two years from and after the Closing Date, with respect to any and all information, matters or things of a confidential or proprietary nature concerning the Excluded Assets or the Retained Liabilities, and not generally known or available to the public, Purchasers and their Representatives shall keep any such data or information in confidence. Unless otherwise expressly provided in this Agreement, the terms and conditions of any other confidentiality agreement by which any Person may be bound shall not be modified or reduced by this Section 6.4.

6.4.2. With respect to the obligations under this Section 6.4, in the event a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process by a Governmental Authority or other Person, including disclosure to state or federal regulatory authorities, disclosure pursuant to the rules of the Securities and Exchange Commission or any national securities exchange on which a Party or its Affiliate’s securities may be traded or to ratings agencies), to disclose any such information, such Party shall use commercially reasonable efforts to notify the other Parties promptly of such request or requirement and provide the other Parties with an opportunity to resist such request or requirement.

6.4.3. The obligations of restricted use and strict confidentiality set forth herein shall not extend to any information which: (i) is legally in the possession of a Party independent of the transactions contemplated hereunder prior to the Effective Time; (ii) is independently developed by a Party or its employees, consultants, Affiliates or agents; (iii) is in or enters the public domain through no fault of such Party or others within its control; (iv) is disclosed to a Party, without restriction or breach of the confidentiality obligations herein or any other obligation of confidentiality, by a third party who has the right to make such disclosure; or (v) is required to be disclosed in the course of any rate making proceeding of Sellers or their Affiliates.

6.4.4. Purchasers shall return or destroy all copies, whether physical or electronic, all materials that do not pertain, directly or indirectly to the Acquired Assets or Assumed Liabilities, the Transaction Agreements or the transactions contemplated hereunder.

6.5. Plan for Transition of Employment.

Purchasers and Sellers shall implement the plans for transition of employment set forth in Exhibits D-1 and D-2.

6.6. Transfer Taxes.

6.6.1. The Party legally responsible for a Transfer Tax shall be responsible for the timely payment of such Transfer Tax resulting from the transactions contemplated by this Agreement.

6.6.2. Purchasers shall be liable for and shall pay to Sellers an amount equal to any GST and PST payable by Purchasers and collectible by Sellers in connection with the transactions contemplated by this Agreement.

Purchase and Sale Agreement

6.6.3. Purchasers acknowledge and agree that they are responsible for and shall pay all GST and PST pertaining to this transaction at Closing. The Parties shall execute and deliver such documents, notices and elections and do such lawful things, to endeavor to allow Purchasers to claim a full input tax credit with respect to, or obtain a refund of all GST so payable by Purchasers.

6.7. Tax Matters.

6.7.1. Other than any Taxes that may be imposed on Purchaser under Section 6.6, Sellers shall be solely liable for any Taxes attributable to any Acquired Assets with respect to any taxable period or portion thereof ending on or before the Effective Time, including any such Taxes attributable to such Assigned Contracts for a taxable period beginning before and ending after the Effective Time, which is allocable to the portion of such period occurring on or before the Effective Time.

6.7.2. Purchasers shall be solely liable for any Taxes attributable to any Acquired Assets with respect to any taxable period or portion thereof beginning after the Effective Time, including any such Taxes attributable to such Assigned Contracts for a taxable period beginning before and ending after the Effective Time, which is allocable to the portion of such period occurring after the Effective Time.

6.8. Tax Certificates, etc.

The Parties agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document as may be lawfully available to mitigate, reduce or eliminate any Taxes that could be imposed as a result of the transactions contemplated by the Transaction Agreements.

6.9. Accounts Receivable and Accounts Payable.

6.9.1. Accounts receivable generated by and accruing under the Assigned Contracts relating to periods prior to the Effective Time are not being transferred to Purchasers and shall be invoiced by Sellers and all payments received thereon shall belong to Sellers. All accounts payable of Sellers generated by and accruing under the Assigned Contracts relating to periods prior to the Effective Time shall remain the responsibility of Sellers.

6.9.2. Accounts receivable generated by and accruing under the Assigned Contracts on and after the Effective Time shall be invoiced by Purchasers and all payments received thereon shall belong to Purchasers. All accounts payable generated by and accruing under the Assigned Contracts on or after the Effective Time are the responsibility of Purchasers.

6.9.3. In the event that any Seller at any time receives any payment which is payable in whole or in part to any Purchaser pursuant to this Section 6.9, such payment shall be held in trust for such Purchaser and such Seller shall pay to such Purchaser, as soon as reasonably possible but in no event later than five (5) days after receipt by such Seller, the amount of the payment due such Purchaser, plus interest on such amount calculated at the Applicable Rate from the date of receipt of such payment by such Seller to the date on which payment is made to such Purchaser, pursuant to this Section 6.9 together with whatever supporting information is reasonably available. Similarly, if any Purchaser receives any payment that is payable in whole or in part to any Seller pursuant to this Section 6.9, such Purchaser shall hold such payment in trust for such Seller and pay such Seller, as soon as reasonably possible but in no event later than five (5) days after receipt by such Purchaser, the amount of the payment due to such Seller, plus interest on such amount calculated at the Applicable Rate from the date of receipt of such payment by such Purchaser to the date on which payment is made to such Seller, pursuant to this Section 6.9 together with whatever supporting information is reasonably available.

6.10. Pipeline Imbalances

Purchasers and Sellers recognize that various pipeline companies periodically reconcile their imbalance accounts between (a) the quantities of gas nominated by shippers for flow and (b) the quantities of gas actually received and delivered for the account of a shipper and that, as a consequence of

Purchase and Sale Agreement

such reconciliation and depending on the circumstances, a shipper will be obligated to provide “in-kind makeup” (i.e., deliver to, or receive from, the pipeline such quantities of gas as are necessary to eliminate the imbalance) or to make or receive “cashout” payments (payments made to or received from the pipeline to resolve the imbalance). To the extent any such reconciliation relates to gas transportation or storage occurring with respect to an Assigned Contract prior to the Effective Time or the value of the Natural Gas Inventory as of the Closing Date, (a) such Purchaser shall reimburse such Seller for any cash-out payments or the fair market value in cash of any gas received by such Purchaser relating to any such reconciliation as soon as possible, but in no event later than 30 days after receipt by such Purchaser of such cash-out payment or gas and (b) such Seller shall reimburse such Purchaser for any cash-out payments or the fair market value in cash of any gas delivered by such Purchaser relating to any such reconciliation as soon as possible after receiving notice thereof from such Purchaser, but in no event later than 30 days after receipt by such Seller of such notice. This Section 6.10 shall only be applicable from the Effective Time through ninety days after the Effective Time. Sellers shall use commercially reasonable efforts to minimize the pipeline imbalances before the Effective Time.

6.11. Deemed Assignment of Contracts.

The Parties agree to implement the provisions of Section 2.6.

7.	Purchasers’ Conditions to Closing.

The obligation of Purchasers to close the transactions contemplated hereunder and in the Transaction Agreements is subject to the fulfillment, on or before the Effective Time, of each of the conditions set forth in this Section 7 (except to the extent waived in writing by each Purchaser in its sole discretion, or as otherwise specifically limited below).

7.1. Representations and Warranties

Each of the representations and warranties made by Sellers in Section 3 of this Agreement shall be true in all material respects on and as of the Closing Date as though made on and as of such date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

7.2. Performance.

Sellers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Effective Time.

7.3. Deliveries.

Sellers shall have made all deliveries required of them under Section 2.10.

7.4. Orders and Laws.

There shall not be any litigation or proceedings (filed by a Person other than Purchasers or their Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

7.5. Consents and Approvals.

The approvals, consents and authorizations listed in Section 3.3.5 of the Seller Disclosure Schedule and on Schedules 2.2.1(d) and 2.10.16 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting or appeal periods imposed by any Governmental Authority shall have occurred.

Purchase and Sale Agreement

8.	Sellers’ Conditions to Closing.

The obligation of Sellers to close the transactions contemplated herein and in the Transaction Agreements is subject to the fulfillment, on or before the Effective Time, of each of the conditions set forth in this Section 8 (except to the extent waived in writing by each Seller in its sole discretion, or as otherwise specifically limited below):

8.1. Representations and Warranties.

Each of the representations and warranties made by Purchasers in Section 4 of this Agreement shall be true in all material respects on and as of the Effective Time as though made on and as of such date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

8.2. Performance.

Purchasers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchasers at or before the Effective Time.

8.3. Deliveries.

Purchasers shall have taken all actions and made all deliveries required of them under Section 2.11.

8.4. Orders and Laws.

There shall not be any litigation or proceedings (filed by a Person other than Sellers or their Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

8.5. Consents and Orders.

Any approvals, consents and authorizations required to be obtained by each Purchaser to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting or appeal periods imposed by any Governmental Authority shall have occurred.

9.	Termination.

9.1. Termination.

9.1.1. By written agreement, Purchasers and Sellers may mutually agree to terminate this Agreement at any time prior to the Effective Time.

9.1.2. Either Purchasers or Sellers may terminate this Agreement and all of the Transaction Agreements prior to the Effective Time by giving written notice to the other Parties in the event that any Governmental Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated herein or by the Transaction Agreements and such order shall have become final and non-appealable.

9.1.3. Sellers may terminate this Agreement prior to the Effective Time if Purchasers fail to fulfill the conditions set forth in Section 8 no later then the Effective Time and such failure has not been cured within fifteen (15) days of written notice provided by Sellers to Purchasers of such failure.

9.1.4. Purchasers may terminate this Agreement prior to the Effective Time if Sellers fail to fulfill the conditions set forth in Section 7 no later then the Effective Time and such failure has not been cured within fifteen (15) days of written notice provided by Purchasers to Sellers of such failure.

Purchase and Sale Agreement

9.2. Effect of Termination.

If this Agreement is validly terminated pursuant to Section 9.1.4 by Purchasers due to Sellers’ failure to satisfy the condition set forth in Section 7.2 or by Sellers pursuant to Section 9.1.3 due to Purchasers’ failure to satisfy the condition set forth in Section 8.2, the terminating Party shall be entitled to all rights and remedies available to it under Law or equity; provided, however, that in no event shall any Party have any obligation or liability arising under this Agreement or relating to the Transaction Agreements (or any other agreement, document or certificate delivered in connection with the transactions contemplated by the Transaction Agreements) for any consequential, punitive, special or indirect loss or damage, including lost profits or lost opportunities, and each Party hereby expressly releases the other Parties from the same; provided, further, that the maximum aggregate liability of Sellers and their Affiliates under this Section 9.2 shall in no event exceed an amount equal to $30,000,000.

10.	Non-Competition Provision.

10.1. Restrictions on Replication or Expansion of the Business.

10.1.1. Subject to Section 10.1.3, Sellers, Avista Capital and Avista Corporation, each for itself and on behalf of its Affiliates (collectively, the “Avista Group“), agree that for a period of sixty (60) calendar months beginning at the Effective Time, no member of the Avista Group will form or participate through ownership or any alliance, or internally, develop capabilities to replicate the business of the Sellers within the region of the Western Electric Coordinating Council (the “Western Region“). Such capabilities include, without limitation, (i) the development of sales force activity or marketing activity within the Western Region at wholesale or at the end-use level if geographically outside the Avista Group’s utility service area, which shall include any service areas gained as a result of a merger, acquisition or other similar transaction, and (ii) dealing, market-making, clearing and brokering Commodity Transactions within the Western Region at wholesale or at the end-use level if geographically outside of the Avista Group’s utility service area, which shall include any service areas gained as a result of a merger, acquisition or other similar transaction.

10.1.2. Subject to Section 10.1.3, Sellers, Avista Capital and Avista Corporation, each for itself and on behalf of its Affiliates, agree that for a period of sixty (60) calendar months beginning as of the Effective Time, each member of the Avista Group will not, either directly or indirectly, carry on or engage in, as an individual, owner, part-owner, manager, operator, employee, sales person, agent or other participant, in the business of marketing of natural gas and liquids derived therefrom, electricity, or any alternative energy source in the Western Region at wholesale or at the end-use level if geographically outside the Avista Group’s utility service area, which shall include any service areas gained as a result of a merger, acquisition or other similar transaction.

10.1.3. Purchasers agree that in no event shall the activities and transactions undertaken in the ordinary and usual course by the Avista Group engaged in the regulated utility lines of business be construed as violating the covenants set forth in Sections 10.1.1 and 10.1.2, including such activities that pertain only to the business of the utility, purchases of the Avista Group’s deficit energy at wholesale, sales of the Avista Group’s surplus energy at wholesale, sales of the Avista Group’s control area services, ancillary services or other services as part of optimization of its resources or as part of acquisition of all or a materially (i.e., greater than 10%) portion of the output of a new resource, the continuation or extension of existing optimization transactions presently engaged in by the utility or the entry into any transmission projects. Additionally, Purchasers agree that the activities of Advantage IQ, Inc., related to its customers’ electric, natural gas, telephone and other utility services shall not be construed as violating the covenants set forth in Sections 10.1.1 and 10.1.2. Purchasers further agrees that in the event any member of the Avista Group succeeds to a line of business as a result of an acquisition transaction, purchase, reorganization or otherwise involving other lines of business and such line of business violates the covenants set forth in Sections 10.1.1 and 10.1.2, then such member of the Avista Group shall have a period of one (1) year from the date of such event to discontinue or otherwise dispose of such offending line of business.

Purchase and Sale Agreement

10.1.4. Sellers’ optimization of the generating facility that is the subject of the Lancaster Energy Conversion Agreement upon expiration of that agreement is permissible without regard to the prohibitions set forth in Sections 10.1.1 and 10.1.2.

10.1.5. Sellers, Avista Capital and Avista Corporation each acknowledge and agree that the restrictions set forth in this Section 10.1 are reasonably designed to protect Purchasers’ substantial investment and are reasonable with respect to duration, geographical area and scope.

10.1.6. Avista Capital agrees that, for a period of sixty (60) calendar months beginning as of the Effective Time, it shall cause Avista Energy and Avista Turbine to refrain from conducting any business other than the businesses conducted by them as of the date of this Agreement.

10.2. Remedies Upon Breach.

In the event of breach by any Person of any of the provisions of Sections 10.1.1 and 10.1.2, Purchasers may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions of Sections 10.1.1 and 10.1.2. In the event of a breach or violation by any such Person of any of the provisions of Sections 10.1.1 and 10.1.2 established by any court of competent jurisdiction, without reversal or appeal, the sixty month period described therein will be tolled with respect to such Person until such breach or violation is resolved.

11.	Public Announcements.

From the date of this Agreement and for a period of six (6) months after the Closing Date, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or any of the Transaction Agreements except as may be agreed by at least one Seller and one Purchaser in advance in writing unless the disclosing Party believes in good faith that such public disclosure is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure). Notwithstanding anything to the contrary in the foregoing, following the Effective Time, any Party may make any public announcement relating to the subject matter of the transactions contemplated herein as it deems necessary or advisable in connection with the filing of its periodic and current reports with the Securities and Exchange Commission.

12.	Miscellaneous

12.1. No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns and any indemnified party pursuant to the Indemnification Agreement.

12.2. Entire Agreement.

This Agreement and the Transaction Agreements (including the documents referred to in this Agreement) constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement

12.3. Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties.

Purchase and Sale Agreement

12.4. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.5. Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6. Notices.

All notices, Claims and other communications under this Agreement will be in writing. Any notice, Claim or other communication under this Agreement shall be deemed duly given if it is sent to the intended recipient as set forth below.

If to Sellers:

Avista Energy, Inc.
Avista Energy Canada, Ltd.
c/o Avista Capital, Inc.
1411 East Mission Avenue
Spokane, Washington 99202
Facsimile: (509) 495-4361
Attn.: President

With copies to:

Avista Corporation

1411 East Mission Avenue
Spokane, Washington 99202
Facsimile: (509) 495-4361
Attn: General Counsel

Avista Capital, Inc., as Guarantor
1411 East Mission Avenue
Spokane, Washington 99202
Facsimile: (509) 495-4361
Attn: General Counsel

and to:

Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Facsimile: (206) 447-0849
Attn.: Bruce M. Pym

Purchase and Sale Agreement

If to Purchasers:

Coral Energy Holding, L.P.
Coral Energy Resources, L.P.
Coral Power, L.L.C.
4445 Eastgate Mall
Suite 100
San Diego, California 92121
Facsimile: 713-767-5699
Attn.: Senior Vice President

Coral Energy Canada Inc.
3500, 450-1st Street S.W.
Calgary, Alberta Canada
T2P 5H1
Facsimile: 403-716-3501
Attn: Senior Vice President

With a copy to:

Coral Energy Holding, L.P.
909 Fannin, Plaza Level 1
Houston, Texas 77010
Facsimile: 713-230-2900
Attn: General Counsel

Any Party may send any notice, Claim or other communication under this Agreement to the intended recipient at the address set forth above using personal delivery, expedited or overnight courier, messenger service, facsimile or ordinary mail, but no such notice, Claim or other communication shall be deemed to have been duly given unless and until it actually is received by or at the address or number of the intended recipient as specified in this Section 12.6. Any Party may change the address to which notices, Claims and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement

12.7. Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether under 5-1401 and 5-1402 of the New York General Obligations Law or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

12.8. Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.9. Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Purchase and Sale Agreement

12.10. Expenses.

Except as expressly provided in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein and by the Transaction Agreements.

12.11. Specific Performance.

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

*****

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Purchase and Sale Agreement

EXECUTED effective as of the date first above written.

CORAL ENERGY HOLDING, L.P.,
a Delaware limited partnership

By:	/s/ Mark Hanafin
Name:	Mark Hanafin
Title:	President and Chief Executive Officer

CORAL ENERGY RESOURCES, L.P., a Delaware limited partnership

By:	/s/ Mark Hanafin
Name:	Mark Hanafin
Title:	President and Chief Executive Officer

CORAL POWER, L.L.C. a Delaware limited liability company

By:	/s/ Mark Hanafin
Name:	Mark Hanafin
Title:	President and Chief Executive Officer

CORAL ENERGY CANADA INC. an Alberta, Canada corporation

By:	/s/ Arnold MacBurnie
Name:	Arnold MacBurnie
Title:	Senior Vice President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Purchase and Sale Agreement

AVISTA ENERGY, INC.,
a Washington corporation

By:	/s/ Gary G. Ely
Name:	Gary G. Ely
Title:	Chairman and CEO

AVISTA ENERGY CANADA, LTD.,
An amalgamated corporation of the Province of Alberta, Canada

By:	/s/ Gary G. Ely
Name:	Gary G. Ely
Title:	Director and CEO

By signing below, Avista Corporation hereby acknowledges and agrees to be bound by and comply with the provisions of Section 10 of this Agreement.

AVISTA CORPORATION, a Washington corporation

By:	/s/ Gary G. Ely
Name:	Gary G. Ely
Title:	Chairman and CEO

By signing below, Avista Capital, Inc. hereby acknowledges and agrees to be bound by and comply with the provisions of Section 10 of this Agreement.

AVISTA CAPITAL, INC. a Washington corporation

By:	/s/ Gary G. Ely
Name:	Gary G. Ely
Title:	Chairman, President and CEO

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX A – DEFINITIONS

As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Assets“ means those assets and obligations being expressly acquired and assumed as set forth below:

A.	The Assigned Contracts:

i.	The enabling agreements, active confirmations and open transactions supporting Sellers’ Trade Book as of the Effective Time and other active or newly executed contracts;

ii.	The Sellers’ enabling agreements that may not have an open position as of the Effective Time, but under which one or more transactions have been consummated since September 30, 2005;

iii.	All of Sellers’ pipeline transportation agreements except for the Service Agreements Applicable to Firm Transportation Service Under Rate-Schedule FS-1 between Avista Energy and each of TransCanada PipeLines Limited (Alberta System)(Contract No. 2004175615-2) and TransCanada PipeLines Limited (British Columbia System)(Contract No. AVIS-F5), each dated November 1, 2004 with an aggregate maximum day delivery quantity of 27,841 giga joules/day and a service termination date of October 31, 2017;

iv.	All of Sellers’ transmission agreements as represented by those agreements except the Service Agreement for Point-to-Point Transmission executed by the United States of America Department of Energy acting by and through the Bonneville Power Administration and Avista Energy, Inc., as amended (Service Agreement No. 97TX-50002) for 250 MW of power originally dated July 25, 1997;

v.	All of Sellers’ energy management and associated agreements;

vi.	The Natural Gas Intrastate Storage Service Agreement dated April 1, 2006 by and between NorthWestern Corporation doing business as NorthWestern Energy and Avista Energy, Inc. as may have been amended from time to time;

vii.	Cochrane Extraction Agreement – Priority Gas letter agreement dated October 1, 2005 by and between Avista Energy Inc. and COCHRANE/EMPRESS V PARTNERSHIP; and

viii.	Any contract or agreement incidental to the foregoing.

B.	The Assumed Leases.

C.	Office furniture utilized in the Spokane, Washington; Vancouver, British Columbia and Great Falls, Montana locations.

D.	Any telemetry and other miscellaneous equipment utilized by Sellers to monitor generator facilities.

E.	The software and computer hardware listed on Schedule A-1.

F.	Customer lists, know-how and going concern value (excluding the “Avista” name).

G.	Working Natural Gas Inventory.

“Affiliate“ means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a Party. For this purpose, control means the direct or indirect ownership of, in the aggregate, fifty percent (50%) or more of voting capital.

“Agency Agreement“ means the Agency Agreement to be agreed upon and entered into by Purchasers and Sellers in the form attached hereto as Exhibit A.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Applicable Rate“ means the rate of interest determined by reference to the U.S. Dollar London Interbank Offer Rate (LIBOR) quoted on Bloomberg page BBAM applicable for the relevant one-month period (or any successor or substitute page of such publication, or any successor to or substitute for such publication, providing rate quotations comparable to those currently provided on such page of such publication) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such interest period.

“Arbitrator” has the meaning set forth in Section 2.2.2(f).

“Assigned Contracts“ means the contracts, transactions, confirmations or other agreements set forth in the definition of Acquired Assets which, when taken as a whole, represent substantially all of the business of the Sellers being acquired and assumed by Purchasers.

“Assignments“ means the Assignment and Novation Agreements among the applicable Seller, Purchaser and Counterparty with respect to the Assigned Contracts, which shall be substantially in the form attached hereto as Exhibit B, together with such changes therein as may be mutually acceptable to the applicable Seller and Purchaser as individual circumstances warrant.

“Assumed Leases” means the leases for the office premises in Spokane, Washington, Great Falls, Montana and Vancouver, British Columbia.

“Assumed Liabilities“ means all Claims, obligations and liabilities under or in connection with the Acquired Assets, including the Assigned Contracts, sold, transferred and conveyed from Sellers to Purchasers in accordance with the terms of this Agreement, to the extent such Claims, obligations or losses with respect to such Acquired Assets arise after the Effective Time, but not on or prior to the Effective Time.

“Avista Canada” has the meaning set forth in the introduction to this Agreement.

“Avista Capital“ means Avista Capital, Inc., a Washington corporation.

“Avista Energy” has the meaning set forth in the introduction to this Agreement.

“Avista Group” has the meaning set forth in Section 10.1.1.

“Avista Turbine“ means Avista Turbine Power, Inc.

“BPA Transmission Agreement“ means that certain Service Agreement for Point-to-Point Transmission, Agreement No. 97TX-50002, dated on or about July 24, 1997 between Avista Energy, Inc. and the United States of America, Department of Energy, acting by and through the Bonneville Power Administration and Bonneville Power Administration, as amended or supplemented by the following:

Amendment No. 1 to Point-to-Point Transmission Service, Contract No 97TX-50002 dated June 20, 2000;

Amendatory Agreement No. 2—Service Agreement for Point to Point Transmission Service dated June 7, 2004;

Exhibit K—Revision No. 1 Special Provisions dated December 15, 2004;

Exhibit K—Revision No. 2 Special Provisions dated January 4, 2005;

Notification of Real Power Loss Provider dated February 14, 2005;

Revision 1, Exhibit C Table 1—Statement of Specifications for Long Term Firm Transmission Service dated July 5, 2000;

Revision 1, Exhibit C Table 2 -Statement of Specifications for Long Term Firm Transmission Service dated September 28, 2000;

Revision No 2, Exhibit C Table 1 dated May 11, 2004;

Revision No. 1—Exhibit J Ancillary Services dated September 30, 1997;

Revision No. 2—Exhibit J dated August 5, 1999;

Revision No. 4—Exhibit J Ancillary Services dated August 21, 2002;

Revision No. 5—Exhibit J Ancillary Services dated December 1, 2005; and

Service Agreement for Point to Point Transmission dated July 31, 1997.

“Business Day“ means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Canada Tax Act“ means the Income Tax Act (Canada).

“Canadian Pipeline Agreements” has the meaning set forth in Section 2.5.

“Canadian Pipelines” has the meaning set forth in Section 2.5.

“Canadian Withholding Tax Amount“ means an amount equal to the applicable withholding rate for the Purchased Taxable Canadian Property times the amount (if any) by which the Taxable Canadian Property Purchase Price exceeds the Canadian Withholding Tax Certificate Limit.

“Canadian Withholding Tax Certificate“ means the tax clearance certificate issued by the CRA pursuant to section 116 of the Canada Tax Act.

“Canadian Withholding Tax Certificate Limit“ means the certificate limit (as that term is used in subsection 116(2) of the Canada Tax Act) as set forth in the Canadian Withholding Tax Certificate with respect to the Purchased Taxable Canadian Property, provided however, that until the Canadian Withholding Tax Certificate is delivered to Purchasers, the Canadian Withholding Tax Certificate Limit shall be deemed to be zero.

“Canadian Withholding Tax Escrow Agent“ means Stikeman, Elliott, LLP.

“Canadian Withholding Tax Escrow Agreement“ means the Canadian Withholding Tax Escrow Agreement to be entered into by and among Avista Energy, Inc., Coral Energy Canada Inc. and the Canadian Withholding Tax Escrow Agent in substantially the form attached hereto as Exhibit P.

“Canadian Withholding Tax Escrow Amount“ means an amount equal to the applicable withholding rate for the Purchased Taxable Canadian Property times the amount (if any) by which the Taxable Canadian Property Purchase Price exceeds the Canadian Withholding Tax Certificate Limit set forth in the application for the Canadian Withholding Tax Certificate (if any) provided to Purchasers at or before the Closing.

“Canadian Withholding Tax Remittance Date“ means the later of (i) the 27th day following the end of the calendar month that includes the Closing Date; and (ii) such later date, in lieu of the deadline specified in subsection 116(5) or (5.3), as applicable, of the Canada Tax Act, that CRA confirms in writing to Purchasers, in form and substance acceptable to Purchasers, acting reasonably, provided that a copy of such confirmation has been delivered to Purchasers and the Canadian Withholding Tax Escrow Agent before the time described in (i) above.

“Charter Documents“ means with respect to any Person, the articles of incorporation, amalgamation, organization or association and by-laws, the limited partnership agreement or the limited liability company agreement, including those that are required to be registered or lodged in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person or any such similar document.

“Claim“ means any action, suit, proceeding, investigation, charge, complaint, claim or demand.

“Closing Date“ shall mean the Business Day which includes the Effective Time or, if the day which includes the Effective Time is not a Business Day, the first Business Day which immediately precedes the day which includes the Effective Time.

“Code“ means the Internal Revenue Code of 1986, as amended.

“Commissioner“ means the Commissioner of Competition appointed pursuant to the Competition Act.

“Commodity“ means natural gas, electricity and energy in any form (including capacity, installed capacity or any other ancillary service) related to electricity in all cases under the Assigned Contracts.

“Commodity Service Agreements“ means agreements for asset optimization and energy management services related to the provision and management of Commodity Transactions excluding end-use natural gas customers in Montana and Canada.

“Commodity Transactions“ means spot, forward, futures, option, park and loan, swap, exchange, sale, purchase and repurchase transactions, tolling transactions, energy conversion agreements, rights relating to the transportation, transmission or storage of any Commodity, ancillary products, foreign currency contracts used to mitigate currency exposure related to commodity purchases and sales denominated in Canadian dollars, and any combination of the foregoing and similar transactions involving Commodities and other commodities the price of which is substantially related to the price or availability of natural gas or electricity (including financial derivative products relating to the foregoing).

“Commodity Valuation Methodology” has the meaning set forth in Section 5.3.2.

“Competition Act“ means the Competition Act, R.S.C. 1985, c. C-34(Canada), as amended.

“Competition Act Approval“ means in respect of the transactions contemplated under this Agreement and the Transaction Agreements:

(a) an advance ruling certificate pursuant to Section 102 of the Competition Act has been issued by the Commissioner; or

(b) a “no action letter” has been received from the Commissioner stating that the Commissioner has determined that she does not at that time intend to make an application for an order under Section 92 of the Competition Act in respect of the purchase or assets sales contemplated hereunder, and waiving the notification obligations of the Parties under Part IX of the Competition Act pursuant to Section 113(c) of the Competition Act, failing which waiver, the notification material required by Part IX of the Competition Act shall have been filed and any applicable waiting period thereunder shall have expired or been earlier terminated.

“Coral Canada” has the meaning set forth in the introduction to this Agreement.

“Coral Holding” has the meaning set forth in the introduction to this Agreement.

“Coral Power” has the meaning set forth in the introduction to this Agreement.

“Coral Resources” has the meaning set forth in the introduction to this Agreement.

“Counterparties“ means each of the Parties to the Assigned Contracts, other than Seller.

“CRA“ means the Canada Revenue Agency.

“Credit Agreement“ that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2003, by and among BNP Paribas, as Administrative Agent, Collateral Agent, an Issuing Bank, and a Bank; Fortis Capital Corp., as Documentation Agent, an Issuing Bank, and a Bank; Natexis Banques Populaires, as a Bank; the other financial institutions which may become a party to such agreement from time to time and the Avista Energy and Avista Canada, as the Co-Borrowers, as such agreement has been amended or modified from time to time

“Credit Policy“ means Sellers’ policies and procedures related to credit and counterparty risk, and related mandates, directives and procedures adopted by each of the Sellers and in effect as of December 31, 2005, through the date of this Agreement, a copy of which is contained in the Data Room.

“Data Room“ means the electronic data room by which Sellers delivered or provided documents and files to Purchasers and their authorized representatives.

“Disclosed Personal Information“ means any Personal Information disclosed to Purchasers.

“DOJ” has the meaning set forth in Section 5.1.1(a).

“Effective Time“ means, unless otherwise agreed to by the Parties in writing, the later of (i) 11:59 p.m. June 30, 2007 or (ii) 11:59 p.m. on the last day of the month following the date the Assignor and Assignee receive the necessary regulatory consents specified in Section 5.1 or, if such regulatory consents are received on or after the fifteenth day of the month, at 11:59 p.m. on the last day of the month following the month in which such regulatory consents are received.

“Electronically Recorded Trade Book“ means Sellers’ detailed listing of all Commodity Transactions of Sellers that form a portion of the basis for the “energy commodity assets” and “energy commodity liabilities” in Sellers’ financial statements as such assets and liabilities may be determined on any date by applying the Commodity Valuation Methodology and as presented in an electronic format substantially similar to that provided to Purchasers as of March 31, 2007 on April 4, 2007.

“Employee Arrangement“ means any arrangement, policy, practice, contract or agreement that is not an Employee Benefit Plan that provides fringe benefits, supplemental unemployment, bonus, incentive, profit-sharing, termination pay, severance, stock option, stock purchase, phantom stock, stock appreciation rights, deferred compensation, workers’ compensation, retirement, life, health, welfare, leave, vacation, disability, death or similar employee benefits.

“Employee Benefit Plan“ means (a) any non-qualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan“ has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan“ has the meaning set forth in Section 3(1) of ERISA.

“ERISA“ means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement“ means the Escrow Agreement to be entered into between Purchasers, Sellers and Avista Corporation substantially in the form attached hereto as Exhibit O.

“Estimate Date“ means last day of the month immediately preceding the month that includes the Effective Time.

“Estimated Purchase Price” has the meaning set forth in Section 2.2.2(a)(i).

“Excluded Assets“ means all of the assets of the Sellers, other than the Acquired Assets, including the following:

1.	Cash;

2.	Accounts receivable generated by Sellers from transactions which occur prior to the Effective Time;

3.	Software, hardware, licenses and permits other than those set forth in Schedule A-1;

4.	Corporate records (other than the Assigned Contracts);

5.	Historical goodwill as reflected on Sellers’ balance sheet;

6.	Confidentiality Agreements;

7.	Enabling agreements under which no activity has occurred since August 31, 2005;

8.	All employment contracts, severance agreements or employment related obligations except to the extent such obligations relate to the Avista Canada employees and are required by applicable Canadian Law to be assumed by Purchasers;

9.	Agreement to extend the Agreement to Convey Ownership Interest in Jackson Prairie Storage Expansion originally dated October 5, 1998, by and between Avista Corporation and Avista Energy, Inc., as amended, and all amendments thereto and the extension thereof as set forth in Exhibit Q to be executed by and between Avista Corporation and Avista Energy prior to the Closing Date;

10.	Cushion natural gas in Jackson Prairie;

11.	Service Agreement for Point-to-Point Transmission executed by the United States of America Department of Energy acting by and through the Bonneville Power Administration and Avista Energy, Inc., as amended (Service Agreement No. 97TX-50002) for 250 MW of power originally dated July 25, 1997;

12.	Service Agreements Applicable to Firm Transportation Service Under Rate-Schedule FS-1 between Avista Energy and each of TransCanada PipeLines Limited (Alberta System)(Contract No. 2004175615-2) and TransCanada PipeLines Limited (British Columbia System)(Contract No. AVIS-F5), each dated November 1, 2004 with an aggregate maximum day delivery quantity of 27,841 giga joules/day and a service termination date of October 31, 2017; and

13.	All other contracts, agreements and assets, other than the Acquired Assets.

“FERC“ shall mean the Federal Energy Regulatory Commission.

“FERC Order Authorizing the Disposition of Jurisdictional Facilities Under Section 203 of the FPA“ means that certain filing made by Sellers as required pursuant to Section 203 of the FPA to the FERC substantially in the form attached hereto as Exhibit E authorizing Sellers to dispose of jurisdictional facilities as described therein and receipt of final approval from the FERC, without a right of review or appeal, approving such request unless otherwise waived by the Parties in writing.

“Fixed Transactions“ means Commodity Transactions arising out of transmission, transportation, energy conversion, storage, storage facilities and tolling agreements and the Commodity Service Agreements.

“FPA“ means the United States Federal Power Act, as amended.

“FTC” has the meaning set forth in Section 5.1.1(a).

“GAAP“ means generally accepted accounting principles in the United States of America, consistently applied throughout the specified period.

“Governmental Authority“ means any court, tribunal, arbitrator, authority, agency, commission, official or other regulatory body or instrumentality of the United States or Canada, any other nation or any domestic or foreign state, province, county, city or other political subdivision or similar governing entity.

“GST“ means the goods and services tax imposed by the Excise Tax Act (Canada).

“GTN Capacity Release Agreement“ means the Letter Agreement between Avista Energy, Inc. and Coral Energy Resources, L.P. for the Prearranged Temporary Release of Firm Transportation Capacity on Gas Transmission Northwest Corporation’s System substantially in the form attached hereto as Exhibit F.

“Guaranty“ means the Guaranty to be given by Avista Capital to Purchasers substantially in the form attached hereto as Exhibit G.

“Indemnification Agreement“ means the Indemnification Agreement entered into by and among each of the Purchasers, each of the Sellers and Avista Turbine substantially in the form attached hereto as Exhibit H.

“Interstate Pipeline and Storage Contracts” has the meaning set forth in Section 2.4.

“Intrastate Pipeline Contract“ means firm transportation contracts with pipelines located in the United States that are not subject to the jurisdiction of the FERC.

“Investment Canada Act“ means the Investment Canada Act R.S., 1985, c. 28 (1st Supp.) (Canada), as amended.

“IRS“ means the United States Internal Revenue Service.

“Jackson Prairie“ means the Jackson Prairie gas storage facility, a natural gas storage facility located near Jackson Prairie, Lewis County, Washington.

“Jackson Prairie Capacity Release Agreement“ means the Agreement to Release Jackson Prairie Storage Capacity between Avista Energy and Coral Resources in substantially the form attached hereto as Exhibit I.

“Jackson Prairie Limited Jurisdiction Certificate“ means the limited jurisdiction certificate in substantially the form attached to this Agreement as Exhibit J issued by the FERC that authorizes Avista Energy to release storage capacity at Jackson Prairie to Coral Resources.

“Knowledge“ means the actual knowledge of Sellers after reasonable investigation. For purposes of this definition, “actual knowledge” and “reasonable investigation” shall mean and are limited to actual knowledge, or such knowledge as Sellers should have possessed, based on due inquiry of those directors, officers and employees of Sellers and their Affiliates who are identified in the Seller Disclosure Schedule.

“Lancaster Energy Conversion Agreement“ means the Energy Conversion Agreement between Avista Turbine and Coral Power in substantially the form attached hereto as Exhibit K.

“Laws“ means any legislation, promulgation, constitution, law, ordinance, principle of common law, code, rule, regulation, order, pronouncement, statute or treaty of any Governmental Authority.

“Lien“ means a lien, claim, charge, security interest or other encumbrance.

“Loss“ means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any Claim, default or assessment).

“Manually Recorded Commodity Transactions“ means Sellers’ detailed listing of Commodity Transactions of Sellers that, in conjunction with the Electronically Recorded Trade Book, forms the entire basis for the “energy commodity assets” and “energy commodity liabilities” in Sellers’ financial statements, as such assets and liabilities may be determined on any date by applying the Commodity Valuation Methodology

“Market Value“ means the mutually agreed prompt month forward price for the month following the month in which the Effective Time occurs, of (i) the Sumas, Washington first of the month index for Jackson Prairie storage inventory; (ii) the Terasen Exchange balances, and pipeline imbalances (excluding imbalances relating to Avista Canada), (iii) the AECO first of the month index minus $0.15 per MMBtu for Montana storage inventory and related pipeline imbalances and (iv) the AECO first of the month index for the Interior and PNG pipeline imbalances and Sumas first of the month index for the Lower Mainland pipeline imbalances. If the Parties cannot reach agreement, the price shall be the average mid-point of broker quotes from TFS Energy, LLC and Prebon Energy Inc.

“Montana Natural Gas Facility“ means Sellers’ rights to natural gas storage at the Dry Creek and Cobb, Montana storage facilities pursuant to the agreement dated April 1, 2006 between North Western Corporation doing business as North Western Energy and Avista Energy providing for 185,000 dekatherms of Dry Creek storage capacity and 555,000 dekatherms of Cobb storage capacity.

“National Energy Board“ means the National Energy Board of Canada.

“Natural Gas Inventory“ means working natural gas reduced by the volume in MMBtu of any exchange balances and increased or reduced by any pipeline imbalances.

“Net Trade Book Value“ means the total “energy commodity assets” less “energy commodity liabilities” as reflected on Sellers’ balance sheets prepared in accordance with GAAP.

“NOVA/ANG Capacity Assignment“ means the Letter Agreement between Coral Energy Canada Inc. and Avista Energy, Inc. for the Prearranged Temporary Release of Firm Transportation Capacity on TransCanada Pipelines Limited’s NOVA Gas Transmission Ltd. and Alberta Natural Gas pipeline systems substantially in the form attached hereto as Exhibit L.

“Parties“ means each Purchaser and each Seller.

“Permitted Liens“ means (a) statutory liens for current Taxes not yet due and payable, or being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings and (c) other liens, charges, easements, restrictions or other encumbrances incidental to the operation of the business or ownership of the Acquired Assets which were not incurred in connection with the borrowing of money or the advance of credit and which, in the aggregate, do not materially detract from the value of the Acquired Assets or materially interfere with the use thereof or the operation of the business in each case taken as a whole.

“Person“ means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Information“ means individually identifiable information about an employee of Avista Canada, except for the employee’s name or business contact information.

“PST“ means the provincial sales tax payable under the British Columbia Social Service Tax Act.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Taxable Canadian Property“ means any of the Acquired Assets that are considered “taxable Canadian property” within the meaning of subsection 248(1) of the Canada Tax Act and which are listed in Section 3.8 of the Seller Disclosure Schedule.

“Purchasers” has the meaning set forth in the introduction to this Agreement.

“Representatives“ means the officers, employees, counsel, accountants, financial advisers and consultants of any Purchaser or any Seller or their Affiliates.

“Retained Liabilities“ means all liabilities of Sellers and their Affiliates, other than Assumed Liabilities, including Claims, obligations and Losses under or in connection with (1) the Assigned Contracts transferred from Sellers to Purchasers in accordance with the terms of this Agreement, to the extent such Claims, obligations or Losses arise on or prior to the Effective Time, but not after the Effective Time, (2) all litigation matters in existence as of the Effective Time or which pertain to any matters arising on or before the Effective Time, (3) all accounts payable and (4) all debt, including, without limitation, the Credit Agreement.

“Returns” has the meaning set forth in Section 3.14.

“Risk Policy“ means Sellers’ Risk Policy, and related mandates, directives and procedures adopted by each of the Sellers and in effect as of December 31, 2005 through the date of this Agreement, a copy of which is filed in the Data Room.

“Security Agreement“ means the Security Agreement to be entered into by and among each of the Purchasers and Avista Capital substantially in the form attached hereto as Exhibit M.

“Seller Disclosure Schedule” has the meaning set forth in Section 3.

“Seller Employee Arrangement“ means each Employee Arrangement that is sponsored, maintained, or contributed to by Sellers.

“Seller Employee Benefit Plan“ means each Employee Benefit Plan that is sponsored, maintained, or contributed to by Sellers.

“Sellers” has the meaning set forth in the introduction to this Agreement.

“Tangible Assets” has the meaning set forth in Section 2.2.1(b).

“Taxable Canadian Property Purchase Price“ means the Purchase Price paid in exchange for the Purchased Taxable Canadian Property.

“Taxes“ means all taxes, charges, fees, levies or other assessments imposed by any United States or Canadian federal, state, province or local or any foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties, fines or additions attributable thereto or in respect of failure to comply with any requirement concerning Tax returns, other than any taxes for which Avista Energy may be liable solely by reason of being a member of an affiliated, consolidated, combined, unitary or similar tax filing group.

“Taxing Authority” has the meaning set forth in Section 3.14.

“Trade Book“ means the Electronically Recorded Trade Book and the Manually Recorded Commodity Transactions.

“Transaction Agreements“ means the following agreements:

(a)	Jackson Prairie Capacity Release Agreement;

(b)	Lancaster Energy Conversion Agreement;

(c)	Indemnification Agreement;

(d)	Security Agreement and ancillary documents;

(e)	Escrow Agreement;

(f)	Canadian Withholding Tax Escrow Agreement;

(g)	Guaranty;

(h)	Agency Agreement;

(i)	NOVA/ANG Capacity Assignment;

(j)	GTN Capacity Release Agreement; and

(k)	Transition Services Agreement.

“Transfer Taxes“ means all transfer, sales, use, goods and services, value added, documentary, stamp duty, real estate transfer, excise taxes and other similar Taxes, duties or charges including any interest, penalties, fines or additions attributable thereto or in respect of failure to comply with any requirement concerning such Taxes.

“Transition Services Agreement“ means the Transition Services Agreement to be agreed upon and entered into by Purchasers and Sellers in the form attached hereto as Exhibit N.

“U.S. Pipelines” has the meaning set forth in Section 2.4.

“Western Region” has the meaning set forth in Section 10.1.1.

Index of Defined Terms

Acquired Assets	A-1
Affiliate	A-2
Agency Agreement	A-2
Agreement	1
Applicable Rate	A-2
Arbitrator	3
Assigned Contracts	A-2
Assignments	A-2
Assumed Liabilities	A-2
Avista Canada	1
Avista Capital	A-2
Avista Energy	1
Avista Group	28
Avista Turbine	A-2
BPA Transmission Agreement	A-2
Business Day	A-3
Canada Tax Act	A-3
Canadian Pipeline Contracts	5
Canadian Pipelines	4
Canadian Withholding Tax Amount	A-3
Canadian Withholding Tax Certificate	A-3
Canadian Withholding Tax Certificate Limit	A-3
Canadian Withholding Tax Escrow Agent	A-3
Canadian Withholding Tax Escrow Agreement	A-3
Canadian Withholding Tax Escrow Amount	A-3
Canadian Withholding Tax Remittance Date	A-3
Charter Documents	A-4
Claim	A-4
Closing Date	A-4
Code	A-4
Commissioner	A-4
Commodity	A-4
Commodity Service Agreements	A-4
Commodity Transactions	A-4
Commodity Valuation Methodology	21
Commonly Controlled Entity	16
Competition Act	A-4
Competition Act Approval	A-4
Coral Canada	1
Coral Holding	1
Coral Power	1
Coral Resources	1
Counterparties	A-4
Counterparty Credit Support	13
Counterparty Pre-Paid Deposits	13
CRA	A-5
Credit Agreement	A-5
Credit Policy	A-5
Credit Support	13
Data Room	A-5
Disclosed Personal Information	A-5
DOJ	18
Effective Time	A-5
Electronically Recorded Trade Book	A-5
Employee Arrangement	A-5
Employee Benefit Plan	A-5
Employee Pension Benefit Plan	A-5
Employee Welfare Benefit Plan	A-5
ERISA	A-5
Escrow Agreement	A-5
Estimate Date	A-5
Estimated Purchase Price	2
Excluded Assets	A-6
FERC	A-6
FERC Order Authorizing the Disposition of Jurisdictional Facilities Under Section 203 of the FPA	A-6
Fixed Transactions	A-6
FPA	A-6
FTC	18
GAAP	A-7
Governmental Authority	A-7
GST	A-7
GTN Capacity Release Agreement	A-7
Guaranty	A-7
Indemnification Agreement	A-7
Interstate Pipeline and Storage Contracts	4
Intrastate Pipeline Contract	A-7
Investment Canada Act	A-7
IRS	A-7
Jackson Prairie	A-7
Jackson Prairie Capacity Release Agreement	A-7
Jackson Prairie Limited Jurisdiction Certificate	A-7
Knowledge	A-7
Lancaster Energy Conversion Agreement	A-7
Laws	A-7
Lien	A-7
Loss	A-7
Manually Recorded Commodity Transactions	A-8
Market Value	A-8
Montana Natural Gas Facility	A-8
National Energy Board	A-8
Natural Gas Inventory	A-8
Net Trade Book Value	A-8
NOVA/ANG Capacity Assignment	A-8
Parties	A-8

Permitted Liens	A-8
Person	A-8
Personal Information	A-8
Pre-Paid Deposits	13
PST	A-8
Purchase Price	2
Purchased Taxable Canadian Property	A-9
Purchasers	1
Representatives	A-9
Retained Liabilities	A-9
Returns	12
Risk Policy	A-9
Security Agreement	A-9
Seller Disclosure Schedule	10
Seller Employee Arrangement	A-9
Seller Employee Benefit Plan	A-9
Sellers	1
Tangible Assets	2
Taxable Canadian Property Purchase Price	A-9
Taxes	A-9
Taxing Authority	12
Trade Book	A-9
Transaction Agreements	A-9
Transfer Taxes	A-10
Transition Services Agreement	A-10
U.S. Pipelines	4
Western Region	28

APPENDIX B – SELLER DISCLOSURE SCHEDULE

Exhibit G

Form of Guaranty

GUARANTY

This Guaranty Agreement (this “Guaranty”) dated effective as of                     , 2007, is entered into by Avista Capital, Inc. (“Guarantor”), a Washington corporation, in favor of Coral Energy Holding, L.P., a Delaware limited partnership, Coral Energy Resources, L.P., a Delaware limited partnership, Coral Power, L.L.C., a Delaware limited liability company and Coral Energy Canada Inc., an Alberta corporation (each being a “Coral Entity” and collectively, the “Coral Entities”).

Recitals:

A. Guarantor desires that the Coral Entities enter into the contracts and agreements listed on Attachment A hereto with affiliates of Guarantor including Avista Energy, Inc., Avista Energy Canada, Ltd. and Avista Turbine Power, Inc. (each being a “Guaranteed Party” and collectively, the “Guaranteed Parties”), as such contracts and agreements listed on Attachment A may be amended, supplemented, renewed, or extended, collectively, from time to time, the “Contracts”; and

B. The Guaranteed Parties are subsidiaries or affiliates of Guarantor and Guarantor will directly or indirectly benefit from the Contracts to be entered into between one or more of the Coral Entities and one or more of the Guaranteed Parties; and

C. The Guaranteed Parties and the Coral Entities are parties to an Indemnification Agreement of even date herewith with respect to certain obligations between such parties in respect of the Contracts (the “Indemnification Agreement”).

NOW, THEREFORE, in consideration of the Coral Entities entering into the Contracts with Guaranteed Parties, Guarantor hereby covenants and agrees as follows:

1. Guaranty. Subject to the terms and conditions hereof, Guarantor hereby irrevocably and unconditionally guarantees the timely performance and payment when due of the obligations of Guaranteed Parties (the “Obligations”) to the Coral Entities, as applicable, under the Indemnification Agreement with respect to the Contracts. To the extent that a Guaranteed Party shall fail to perform or pay any Obligation, Guarantor shall promptly cause the performance or pay to the applicable Coral Entity the amount due in accordance with the terms, conditions and limitations contained in the Indemnification Agreement. This Guaranty shall constitute a guarantee of payment and not of collection. Guarantor shall also be liable for the reasonable attorneys’ fees and expenses of such Coral Entity’s external counsel incurred in any successful effort to collect or enforce any of the obligations under this Guaranty.

2. Limitations. Guarantor’s performance hereunder shall be limited to monetary payments arising out of the Obligations (even if such payments are deemed to be damages) and in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, or any other damages, except to the extent specifically provided in the Indemnification Agreement to be due from a Guaranteed Party. Guarantor waives any and all defenses, rights and benefits Guarantor might assert to avoid or limit liability on Guarantor’s obligations arising from the bankruptcy, insolvency, dissolution, or liquidation of Guaranteed Party. The aggregate amount of Guarantor’s liability under or in respect of this Guaranty shall in no event exceed Thirty Million Dollars (U.S.$30,000,000), in the aggregate, plus attorney’s fees and other expenses specified under Section 1 hereto and shall be calculated by including any amounts paid by any Guaranteed Party under the Indemnification Agreement, or collected on any collateral securing Guarantor’s obligations under this Guaranty, against such Thirty Million Dollar cap on Guarantor’s liability.

3. Termination. This Guaranty shall remain in full force and effect until April 30, 2011. No termination shall affect, release or discharge Guarantor’s liability with respect to any Obligations existing or arising prior to the effective date of termination.

4. Nature of Guaranty. The Guarantor’s obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection, release, or impairment of value of any collateral for such Obligations. The Coral Entities shall not be obligated to file any claim relating to the Obligations owing to it in the event that a Guaranteed Party becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of a Coral Entity to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to a Coral Entity in respect of any Obligations is rescinded or must otherwise be returned in the event that a Guaranteed Party becomes subject to a bankruptcy, reorganization, or similar proceeding, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made.

5. Subrogation. Guarantor waives its right to be subrogated to the rights of the Coral Entities with respect to any Obligations paid or performed by Guarantor until all Obligations have been fully and indefeasibly paid to the Coral Entities or otherwise terminated, subject to no rescission or right of return, and Guarantor has fully and indefeasibly satisfied all of Guarantor’s obligations under this Guaranty.

6. Waivers. Guarantor hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to (a) notice of acceptance of this Guaranty; (b) presentment and demand concerning the liabilities of Guarantor; (c) notice of any dishonor or default by, or disputes with, a Guaranteed Party; and (d) any right to require that any action or proceeding be brought against a Guaranteed Party or any other person, or to require that a Coral Entity seek enforcement of any performance against a Guaranteed Party or any other person, prior to any action against Guarantor under the terms hereof. Guarantor consents to the renewal, compromise, extension, acceleration, or other modification of the terms of a Contract, without in any way releasing or discharging Guarantor from its obligations hereunder. Except as to applicable statute of limitations, the time for bringing any claim under the terms of the Indemnification Agreement and duration of this Guaranty as provided in Section 3 above, no delay of a Coral Entity in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

7. REPRESENTATIONS. Guarantor is a corporation duly organized and validly existing under the laws of the State of Washington. The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action on the part of Guarantor. This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms (except that enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, whether considered in a proceeding in equity or at law).

8 Notice. Any payment demand, notice, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, to the addresses set forth below. Notice given by personal delivery or mail shall be effective upon actual receipt, or, if receipt is refused or rejected, upon attempted delivery. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9. Miscellaneous. THIS GUARANTY SHALL BE IN ALL RESPECTS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. No term or provision of this Guaranty shall be amended or modified except in a writing signed by Guarantor and each of the Coral Entities. A party may assign its rights and obligations hereunder only with the prior written consent of the Coral Entities, in the case of Guarantor, and Guarantor, in the case of any of the Coral Entities, and any attempted assignment without such prior written consent shall be null and void. Subject to the foregoing, this Guaranty shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Coral Entities, their successors and assigns. This Guaranty and the Indemnification Agreement embodies the entire agreement and understanding between Guarantor and the Coral Entities, and supersedes all prior guaranties issued by Guarantor in connection with the Contracts.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty effective as of the date first herein written.

Avista Capital, Inc.

By:
Name:
Title:

Address of:	Coral Energy Holding, L.P.	Address of Guarantor: Avista Capital, Inc.
Coral Energy Resources, L.P.
Coral Power, L.L.C.

909 Fannin, Plaza Level 1		1411 East Mission Avenue
Houston, Texas 77010		Spokane, Washington 99202
Attn:	Credit Department	Attn: General Counsel
Fax No.:		Fax No.: (509) 495-4361

Address of: Coral Energy Canada Inc.

Coral Energy Canada Inc.
3500, 450-1st Street S.W.
Calgary, Alberta Canada
T2P 5H1
Facsimile: 403-716-3501
Attn: Senior Vice President

Exhibit H

Form of Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of June __, 2007. The parties to this Agreement (the “Parties”) are Coral Energy Holding, L.P., a Delaware limited partnership (“Coral Holding”), Coral Energy Resources, L.P., a Delaware limited partnership (“Coral Resources”), Coral Power, L.L.C., a Delaware limited liability company (“Coral Power”), and Coral Energy Canada Inc., a corporation of the province of Alberta, Canada (“Coral Canada” and, together with Coral Holding, Coral Resources and Coral Power, each a “Coral Entity” and together the “Coral Entities,” all of which are Affiliates of one another); and Avista Energy, Inc., a Washington corporation (“Avista Energy”), Avista Energy Canada, Ltd., an amalgamated corporation of the province of Alberta, Canada (“Avista Canada”), and Avista Turbine Power, Inc., a Washington Corporation (“Avista Turbine” and, together with Avista Energy and Avista Canada, each an “Avista Entity” and together the “Avista Entities,” all of which are Affiliates of one another). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given in the Purchase Agreement (defined below).

RECITALS

A.	Avista Energy and Avista Canada, as Sellers, are entering into a Purchase and Sale Agreement of even date with the Coral Entities, as Purchasers (the “Purchase Agreement”), by which the Coral Entities will purchase substantially all of the operating assets of Avista Energy and Avista Canada.

B.	Concurrently with the Parties’ entry into this Agreement and as of the Effective Time:

1.	Avista Energy, Avista Canada and the Coral Entities are entering into an Agency Agreement (the “Agency Agreement”) pursuant to which Avista Energy and Avista Canada are appointing certain of the Coral Entities as their agents with respect to certain of the Assigned Contracts;

2.	Avista Energy, Avista Canada and the Coral Entities are entering into a Post-Closing Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Avista Energy and Avista Canada have agreed to provide certain services to the Coral Entities for a limited period of time;

3.	Avista Turbine and Coral Power are entering into an Energy Conversion Agreement (the “Lancaster Agreement”) pursuant to which Coral Power is agreeing to purchase from Avista Turbine the capacity and energy generated from that certain power generation facility located in Rathdrum, Idaho; and

4.	Avista Energy and Coral Resources are entering into that certain Agreement to Release Jackson Prairie Storage (the “JP Agreement”) pursuant to which Coral Resources is obtaining from Avista Energy the right for a limited time to utilize the natural gas storage capacity held by Avista Energy located in Lewis County, Washington.

C.	As part of the Purchase Agreement, the Agency Agreement, the Transition Services Agreement, the Lancaster Agreement and the JP Agreement (collectively, with the documents and agreements entered into pursuant to such agreements, the “Transaction Agreements”), the Coral Entities and the Avista Entities are entering into this Agreement setting forth the terms and conditions under which the Parties are agreeing to provide indemnification for certain events that may arise out of or relate to the Transaction Agreements.

IN CONSIDERATION of the mutual promises, representations, warranties and covenants set forth in this Agreement, the Parties, each intending to be legally bound, agree as follows:

1. Definitions. As used in this Agreement:

(a) “Adverse Consequence” means any and all damages, assessments, charges, penalties, fines, costs, payments, Liabilities, debts, obligations, Taxes, liens, losses, expenses, fees or newly-imposed business restrictions, including court costs and reasonable attorneys’ fees and expenses, arising out of or relating to one or more Claims or Orders.

(b) “Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration of any kind whatsoever, whether fixed or contingent.

(c) “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, criminal or civil, or due or to become due), including any liability for Taxes.

(d) “Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(e) “Third-Party” means any Person (including without limitation Governmental Authorities) other than the Coral Entities and their Affiliates or the Avista Entities and their Affiliates.

2. Indemnification Provisions for Benefit of the Coral Entities. Avista Energy, Avista Canada and, with respect to the Lancaster Agreement only, Avista Turbine, and each of them, jointly and severally, shall indemnify, defend and hold harmless the Coral Entities and each of their Affiliates, successors, officers, directors, employees and agents (each a “Coral Indemnified Party”) from and against the entirety of any Adverse Consequences any of them may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

2.1 Breach of Representations and Warranties. Breach by Avista Energy or Avista Canada of one or more of its representations and warranties made in the Purchase Agreement, including, without limitation, any representation or warranty made in:

(a) Sections 3.1, 3.2 or 3.7 of the Purchase Agreement (the “Title and Authority Representations”);

(b) Sections 3.14 or 3.15 of the Purchase Agreement (the “Tax Representations”); or

(c) Section 3.17 of the Purchase Agreement (the “Environmental Representations”).

2.2 Coral Entity Claims. Claims of any Coral Entity, or Claims against any Coral Entity by Third Parties, resulting from, arising out of, relating to, in the nature of or caused by (a) any breach by (i) an Avista Entity of or default by it under any of its covenants contained in the Purchase Agreement, Agency Agreement or Transition Services Agreement, or (ii) any member of the Avista Group of or default by it under Section 10 of the Purchase Agreement, in each case as such covenants pertain to obligations arising or actions to be taken following the Effective Time, (b) with respect to Third Party Claims only, the ownership or operation of the Acquired Assets on or prior to the Effective Time, or (c) the ownership or operation by of the Excluded Assets or the Retained Liabilities prior to, on or after the Effective Time.

2.3 Claims under Lancaster and JP Agreements. Claims of any Coral Entity resulting from, arising out of, relating to, in the nature of or caused by any breach by an Avista Entity of or default by it under any of its representations, warranties and covenants contained in the Lancaster Agreement or the JP Agreement.

3. Indemnification Provisions for Benefit of the Avista Entities. The Coral Entities and each of them, jointly and severally, shall indemnify, defend and hold harmless the Avista Entities, their Affiliates, successors, officers, directors, employees and agents (each an “Avista Indemnified Party”) from and against the entirety of any Adverse Consequences any of them may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

3.1 Breach of Representations and Warranties. Breach by any of the Coral Entities of one or more of its representations and warranties made in the Purchase Agreement. The preceding obligations shall include, without limitation, breach of any representation or warranty made in Section 4.1 or 4.2 (the “Coral Authority Representations”) or Section 4.7 (the “Coral Tax Representation”) of the Purchase Agreement

3.2 Avista Entity Claims. Claims of any Avista Entity, or Claims against any Avista Entity by Third Parties, resulting from, arising out of, relating to, in the nature of or caused by any breach by a Coral Entity of or default by it under any of its covenants contained in the Purchase Agreement, the Agency Agreement or Transition Services Agreement as such covenants pertain to obligations arising or actions to be taken following the Effective Time, or the ownership or operation of the Acquired Assets and assumption of the Assumed Liabilities by the Coral Entities or their Affiliates after the Effective Time.

3.3 Claims under Lancaster and JP Agreements. Claims of any Avista Entity resulting from, arising out of, relating to, in the nature of or caused by any breach by a Coral Entity of or default by it under any of its representations, warranties and covenants contained in the Lancaster Agreement or the JP Agreement.

4. Claims for Indemnification; Matters Involving Third Parties.

4.1 Notice. If any Coral Indemnified Party or Avista Indemnified Party (the “Indemnified Party”) becomes aware of any matter that may give rise to a Claim for indemnification under this Agreement (an “Indemnification Claim”) against any of the Avista Entities or Coral Entities, as the case may be (the “Indemnifying Party”), then the Indemnified Party shall give prompt written notice to the Indemnifying Party of each such Claim, stating the nature of such Claim in reasonable detail and indicating the estimated amount, if practicable, of the loss related thereto. Delay on the part of the Indemnified Party in providing notice shall not relieve the Indemnifying Party from its obligations hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced or damaged by such delay.

4.2 Acceptance or Rejection. If Indemnifying Party does not accept or affirmatively rejects such Indemnification Claim within thirty (30) days of the date the Indemnified Party provides written notice of the Indemnification Claim to the Indemnifying Party, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement. If the Indemnifying Party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party the lesser amount, without prejudice to the Indemnified Party’s Claim for the difference.

4.3 Third Party Claims. If the Indemnification Claim results from a Third-Party Claim or proceeding, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim or proceeding with counsel of their choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Indemnification Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences, to the fullest extent required under this Agreement, the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Indemnification Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Indemnification Claim and fulfill its indemnification obligations under this Agreement, and (iii) the Indemnifying Party conducts the defense of the Indemnification Claim actively and diligently.

4.4 Indemnified Party’s Rights. So long as the Indemnifying Party is conducting the defense of the Indemnification Claim in accordance with this Agreement, (i) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Indemnification Claim and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnifying Party which consent will not be unreasonably withheld or delayed.

4.5 Failure to Defend. In the event the Indemnifying Party fails to conduct the defense of an Indemnification Claim that results from a Third-Party Claim or proceeding in accordance with this Agreement, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim or proceeding giving rise to the Indemnification Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection with the same), (ii) the Indemnifying Party will have the obligation to reimburse the Indemnified Party promptly and periodically for the costs of defending against the Indemnification Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Indemnification Claim to the fullest extent provided in this Agreement.

5. Determination of Adverse Consequences. The Parties shall take into account the time value/cost of money (using the Applicable Rate as the discount rate) and also any net Tax benefits/costs in determining Adverse Consequences for purposes of this Agreement.

6. Claims that Related to Periods Both Before and After the Effective Time. The Parties have attempted to allocate their responsibility and indemnification obligations in respect of the Effective Time. To the extent that any Claims otherwise covered by this Agreement relate to both the period on and prior to the Effective Time and the period after the Effective Time, the Indemnification Claim resulting therefrom and the indemnification obligations in respect thereof shall be allocated to the Avista Entities in proportion to the period prior to the Effective Time and to the Coral Entities in proportion to the period after the Effective Time. If the proportion of indemnification obligations cannot be determined between the Parties in good faith, as set forth in this Section 6, such determination shall be submitted to the trier of such Claim which determination shall be final and binding as to the Parties.

7. Limitations on Liability.

7.1 Liability Threshold. Except as provided in the following sentence, and subject to Section 7.3 and 7.4, no Party shall be liable under this Agreement until the aggregate for all Indemnification Claims made by all Coral Indemnified Parties or Avista Indemnified Parties, as the case may be, under this Agreement is in excess of $150,000 and then only for such excess over the $150,000 aggregate threshold. Notwithstanding the foregoing liability threshold, the Avista Entities’ indemnification obligations for the Title and Authority Representations, Tax Representations and as set forth in Sections 2.2 and 2.3, above, and the Coral Entities’ indemnification obligations for the Coral Authority Representations and Coral Tax Representation and as set forth in Sections 3.2 and 3.3, above, shall be not be subject to such liability threshold limitation, and may be exercised in respect of the “first dollar” of any Indemnification Claim.

7.2 Maximum Liability. Except as provided in the following sentence and Section 7.4, the maximum aggregate liability of the Indemnifying Parties to the Indemnified Parties under this Agreement shall in no event exceed an amount equal to $30,000,000. Notwithstanding the foregoing:

(a) the Avista Entities’ indemnification obligations for the Title and Authority Representations and the Coral Entities’ indemnification obligations for the Coral Authority Representations shall not exceed the Purchase Price; and

(b) the Avista Entities’ indemnification obligations set forth in Section 2.2, above and the Coral Entities’ indemnification obligations set forth in Section 3.2, above, shall be unlimited in dollar amount.

7.3 Survival of Indemnification Rights. An Indemnification Claim under this Agreement must be made, if at all, prior to the expiration of the following time periods:

(a) In the case of Indemnification Claims under Section 2.2 and Section 3.2 for which a performance period is specified, the duration of such performance period;

(b) In the case of Indemnification Claims under Section 2.2 and 3.2 other than as set forth in Section 7.3(a) above, there shall be no expiration period under this Agreement;

(c) In the case of Indemnification Claims under Section 2.1 or 3.1, other than as set forth in Section 7.3(d) below, such Indemnification Claim must be made no later than 18 months after the Effective Time;

(d) In the case of Indemnification Claims with respect to any of the Title and Authority, Tax, Environmental and Coral Authority Representations and Coral Tax Representations, such Indemnification Claim must be made no later than the third (3rd) anniversary of the Effective Time; and

(e) In the case of Indemnification Claims under Section 2.3 and Section 3.3, such Indemnification Claim must be made no later than thirty (30) days following the term of such agreement.

Indemnification Claims shall be barred if not made prior to the above expiration dates, and all obligations of indemnification with respect to such Indemnification Claims shall terminate and be of no further force or effect if such Indemnification Claims are not made prior to such dates.

7.4 Certain Breaches Not Subject to Limitations. Claims for indemnification with respect to (i) fraud or (ii) intentional misrepresentation shall not be subject to any of the limitations set forth in Section 7.1, Section 7.2, Section 7.3, Section 8 or Section 9.

8. Exclusive Remedy. The rights of the Avista Entities and the Coral Entities to assert Indemnification Claims and to receive indemnification payments pursuant to this Agreement shall be their sole and exclusive right and remedy with respect to any breach by any other party of any representation, warranty or covenant contained in the Transaction Agreements, except for the rights provided to the Parties to seek injunctions to prevent breaches of the Transaction Agreements or to enforce specifically the Transaction Agreements, as provided therein, and in all cases subject to the limitations on liability established in this Agreement.

9. Consequential Damages Limitation. Except as provided in the following sentence, in no event shall any Party have any obligation or liability arising under or relating to the Transaction Agreements (or any other agreement, document or certificate delivered in connection with the transactions contemplated by the Transaction Agreements) or this Agreement for any consequential, punitive, special or indirect loss or damage, including lost profits or lost opportunities, and each Party hereby expressly releases the other Parties from the same. As between the Parties to this Agreement, Claims for indemnification with respect to Third-Party Claims under this Agreement shall not be subject to the limitations set forth in the previous sentence to the extent of such Claims by Third-Parties, but the Parties acknowledge and agree that nothing contained in this Agreement is intended to, nor shall be construed to, waive, modify, amend or release any independent waiver of such consequential damages as may exist with respect to such Third-Party Claims outside of this Agreement or create a right for any person to recover consequential damages.

10. Miscellaneous.

10.1 Reliance. Each of the Coral Entities and the Avista Entities expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce the other Parties to enter into the Transaction Agreements, and each of the Coral Entities and each of the Avista Entities acknowledges that the other Parties are relying upon this Agreement in entering into the Transaction Agreements.

10.2 Entire Agreement. This Agreement, the Transaction Agreements (including the documents referred to therein) and the Guaranty, the Security Agreement and the Escrow Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement and the Transaction Agreements.

10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. Except as provided in the next sentence, no party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties. The Coral Entities and the Avista Entities shall be entitled to assign this Agreement and any and all of their rights and interests under it to any Affiliate without the prior written approval of the other Parties, but such an assignment shall not relieve, discharge or otherwise affect the duties and obligations of the assigning Party under this Agreement, all of which shall remain in full force and effect.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.5 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Notices. All notices, Indemnification Claims and other communications under this Agreement will be in writing. Any notice, Indemnification Claim or other communication under this Agreement shall be deemed duly given if it is sent to the intended recipient as set forth below:

If to the Avista Entities to:

Avista Energy, Inc.
c/o Avista Corporation
1411 East Mission Avenue
Spokane, Washington 99202
Facsimile: (509) 495-4361
Attn.: General Counsel

With copies to:

Avista Capital, Inc.
1411 East Mission Avenue
Spokane, Washington 99202
Facsimile: (509) 495-4361
Attn.: General Counsel

and to:

Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Facsimile: (206) 447-0849
Attn.: Bruce M. Pym

If to the Coral Entities to:

Coral Energy Holding, L.P.
Coral Energy Resources, L.P.
Coral Power, L.L.C.
909 Fannin, Plaza, Level 1
Houston, Texas 77010
Facsimile: (713) 767-5699
Attn.: Senior Vice President

Coral Energy Canada Inc.
3500, 450 - 1st Street S.W.
Calgary, Alberta
T2P 5H1
Facsimile: 403-716-3501
Attn: Senior Vice President

With copies to:

Coral Energy Holding, L.P.
909 Fannin Street, Level 1
Houston, Texas 77010
Facsimile: (713) 767-5699
Attn.: General Counsel

Any party may send any notice, Indemnification Claim or other communication under this Agreement to the intended recipient at the address set forth above using personal delivery, expedited or overnight courier, messenger service, facsimile or ordinary mail, but no such notice, Indemnification Claim or other communication shall be deemed to have been duly given unless and until it actually is received by or at the address or number of the intended recipient as specified in this Section 10.6. Any party may change the address to which notices, Indemnification Claims and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether under 5-1401 and 5-1402 of the New York General Obligations Law or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Avista Entities and the Coral Entities. No waiver by any party of any default under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Parties indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

10.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The words “includes” and “including” shall not be words of limitation. The Parties intend that each covenant contained in this Agreement shall have independent significance. If any party has breached any covenant contained in this Agreement in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first covenant.

10.11 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular article, section or other subdivision in which any such terms may be employed;

(c) references to sections and other subdivisions refer to the sections and other subdivisions of this Agreement;

(d) no consideration shall be given to the captions of the sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions and the term “and/or” shall mean “or”;

(f) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(h) the plural shall be deemed to include the singular, and vice versa; and

(i) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

EXECUTED effective as of the date first above written.

CORAL ENTITIES

CORAL ENERGY HOLDING, L.P.

By:
Name:
Title:

CORAL ENERGY RESOURCES, L.P.

By:
Name:
Title:

CORAL POWER, L.L.C.

By:
Name:
Title:

CORAL ENERGY CANADA INC.

By:
Name:
Title:

AVISTA ENTITIES

AVISTA ENERGY, INC.

By:
Name:
Title:

AVISTA ENERGY CANADA, LTD.

By:
Name:
Title:

AVISTA TURBINE POWER, INC.

By:
Name:
Title:

Exhibit M

Form of Security Agreement

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of             , 2007 (this “Security Agreement”) is given by Avista Capital, Inc., a Washington corporation (“Debtor”), in favor of Coral Energy Holding, L.P., a Delaware limited partnership (“Coral”), for the benefit of Coral, Coral Energy Resources, L.P., a Delaware limited partnership, Coral Power, L.L.C., a Delaware limited liability company and Coral Energy Canada Inc., an Alberta corporation (collectively, the “Coral Entities”).

RECITALS

A.	Pursuant to that certain Guaranty dated , , 2007, Debtor has agreed to guaranty certain Obligations of its affiliates, Avista Energy, Inc., Avista Energy Canada Ltd. and Avista Turbine Power, Inc. to the Coral Entities (the “Guaranty”).

B.	Debtor has agreed to grant to Coral for the benefit of the Coral Entities a security interest in certain of its property as provided herein.

C.	Coral has agreed to act as agent for and on behalf of the Coral Entities for purposes of this Security Agreement.

AGREEMENT

For and in consideration of the promises and the agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them as set forth in Appendix A attached to and made a part of this Security Agreement. In the absence of such definitions, any other terms used herein (whether or not capitalized) shall have the meaning ascribed to them by the Code to the extent the same are defined in the Code.

2.	Grant of Security Interest. Debtor hereby grants to Coral for the benefit of the Coral Entities a first priority security interest in the Collateral to secure the Obligations including, without limitation:

2.1.	the prompt and complete payment of all Obligations;

2.2.	the timely performance and observance by Debtor of all covenants, obligations and conditions contained in the Guaranty; and

2.3.	without limiting the generality of the foregoing and to the fullest extent permitted under applicable law, the payment of all amounts, including without limitation, interest which constitutes part of the Obligations and would be owed by Debtor to one or more of the Coral Entities under the Guaranty but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Debtor and Debtor hereby agrees to deliver the Collateral to the Escrow Agent under the Escrow Agreement, to be held by the Escrow Agent as the Escrow Fund under the Escrow Agreement, for the benefit of the Coral Entities. Provided, however, that under no circumstances shall the aggregate of all such obligations secured by this Security Agreement, including the Obligations and any other amounts referred to above, exceed at any time an aggregate value of Twenty-Five Million Dollars ($25,000,000.00).

3.	Substitute Collateral. Debtor shall be entitled at any time, and from time to time, to substitute any of the following, in form and substance reasonably acceptable to Coral, as substitute collateral for the Collateral: (a) a cash deposit in an amount equal to Twenty-Five Million Dollars ($25,000,000.00); (b) an irrevocable letter of credit in a face amount equal to Twenty-Five Million Dollars ($25,000,000.00), issued by a U.S. commercial bank or the U.S. branch of a foreign bank, with such bank having a credit rating of at least A- from the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor, or a rating of at least A3 from Moody’s Investor Services, Inc. or its successor, or (c) such other form of collateral security as Coral and Debtor may mutually agree upon. Upon completion of any such substitution of collateral, the substitute collateral shall become the “Collateral” hereunder, and Coral shall release, return, surrender, and otherwise terminate any security interest granted hereunder in, the property or instruments previous serving as “Collateral” hereunder.

4.	Authorization to File Financing Statements. Debtor authorizes Coral to file with the Department of Licensing for the State of Washington an initial financing statement and continuation statements that (a) indicate the Collateral; and (b) provide any other information required by part 5 of Article 9 of the Code or as required by such other jurisdiction for the sufficiency or filing office acceptance of such financing statement or continuation statement, including whether Debtor is an organization, the type of organization and any organization identification number issued to Debtor. Debtor agrees to furnish any such information to Coral promptly upon the request.

5.	Covenants Concerning Debtor’s Legal Status. Debtor covenants with Coral as follows:

5.1.	Without providing at least 30 days prior written notice to Coral, Debtor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one;

5.2.	If Debtor does not have an organizational identification number and later obtains one, Debtor will promptly notify Coral of such organizational identification number; and

5.3.	Without providing at least 30 days prior written notice to Coral, Debtor will not change its type of organization, jurisdiction of organization or other legal structure.

6.	Representations and Warranties Concerning Collateral. Debtor further represents and warrants to Coral as follows:

6.1.	Except for the security interests granted to Coral in this Agreement, Debtor owns good and marketable title to the Collateral free and clear of all Liens, and neither the Collateral nor any interest in the Collateral has been transferred to any other party. Debtor has full right, power and authority to grant a first-priority security interest in the Collateral to Coral in the manner provided in this Security Agreement, free and clear of any other Liens, adverse claims and options and without the consent of any other person or entity or if consent is required, such consent has been obtained. No other Lien, adverse claim or option has been created by Debtor or is known by Debtor to exist with respect to any Collateral; and to the best of Debtor’s knowledge and belief no financing statement or other security instrument is on file in any jurisdiction covering such Collateral other than the security interest in favor of Coral under this Security Agreement. The security interest granted is a first lien security interest.

6.2.	There are no actions, suits or proceedings pending or threatened against or affecting the Collateral before any court or by or before any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which in any manner draws into question the validity of this Security Agreement.

7.	Covenants Concerning the Collateral.

7.1.	Debtor covenants with Coral that while this Security Agreement remains in effect, that except for the security interest herein granted and the deposit of the Collateral with the Escrow Agent under the Escrow Agreement, Debtor is and shall be the owner of or have other transferable rights in the Collateral free from any right or claim of any other person or any Lien, security interest or other encumbrance, and Debtor shall defend the same against all claims and demands of all persons at any time claiming the same or any interest therein adverse to Coral. Debtor shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any security interest, Lien or other encumbrance in the Collateral in favor of any person other than Coral; nor permit any person, other than Coral, to file any financing statement or security interest in the Collateral.

7.2.	In the event of (a) a sale, transfer, disposition or reorganization of greater than 50% of the equity of Debtor’s subsidiary, Advantage IQ, Inc, a Washington corporation (“Advantage”), (b) Debtor ceasing to own and control shares of stock of and other equity interests in Advantage representing a majority of the votes entitled to be cast by shareholders of Advantage and a majority of the equity value of Advantage, or (c) the sale, transfer or other disposition of the underlying assets of Advantage outside the ordinary course of business, Debtor agrees to replace the Collateral with substitute Collateral as set forth Section 3.

8.	Securities and Deposits. Coral may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, Coral may following and during the continuance of an Event of Default demand, sue for, collect or make any settlement or compromise that it deems desirable with respect to the Collateral.

9.	Rights and Remedies. If an Event of Default shall have occurred and is continuing, Coral shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Code and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral.

10.	No Waiver by Coral. Coral shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be made in writing and signed by Coral. No delay or omission on the part of Coral in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion. All rights and remedies of Coral with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, may be exercised by Coral, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as Coral deems expedient.

11.	Marshalling. Subject to the terms and conditions of this Security Agreement and the Indemnification Agreement, Coral shall not be required to marshal the Collateral, or other assurances of payment of the Obligations, or any of them or to resort to the Collateral or other assurance of payment in any particular order, and all of the rights and remedies hereunder and in respect of the Collateral and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. TO THE EXTENT THAT IT LAWFULLY MAY, DEBTOR HEREBY AGREES THAT IT WILL NOT INVOKE ANY LAW RELATING TO THE MARSHALLING OF COLLATERAL WHICH MIGHT CAUSE DELAY IN OR IMPEDE THE ENFORCEMENT OF CORAL’S RIGHTS AND REMEDIES UNDER THIS SECURITY AGREEMENT OR UNDER ANY OTHER INSTRUMENT CREATING OR EVIDENCING ANY OF THE OBLIGATIONS OR UNDER WHICH ANY OF THE OBLIGATIONS IS OUTSTANDING OR BY WHICH ANY OF THE OBLIGATIONS IS SECURED OR PAYMENT THEREOF IS OTHERWISE ASSURED, AND, TO THE EXTENT THAT IT LAWFULLY MAY, DEBTOR HEREBY IRREVOCABLY WAIVES THE BENEFITS OF ALL SUCH LAWS.

12.	Overdue Amounts. Until paid, all amounts due and payable by Debtor hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest determined by reference to the U.S. Dollar London Interbank Offer Rate (LIBOR) quoted on Bloomberg page BBAM applicable for the relevant one-month period (or any successor or substitute page of such publication, or any successor to or substitute for such publication, providing rate quotations comparable to those currently provided on such page or such publication) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period.

13.	Notices. All communications hereunder shall be in writing and may be delivered by hand delivery, United States mail, overnight courier service or facsimile. Notice by facsimile or hand delivery shall be effective on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the beginning of the recipient’s next Business Day. Notice by overnight United States mail or courier shall be effective on the next Business Day after it was sent to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other party in writing:

If to the Coral Entities:

909 Fannin, Plaza Level 1
Houston, Texas 77010
Attn: General Counsel
Phone: (713) 767-5400
Fax: (713) 230-2900

If to Debtor:

Avista Capital, Inc.
1411 East Mission Avenue
Spokane, Washington 99202
Attention: General Counsel
Phone: (509) 495-8687
Facsimile: (509) 495-4316

14.	Governing Law; Consent to Jurisdiction. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

15.	Term of Agreement. This grant of a security interest under this Security Agreement shall remain in full force until the later of January 1, 2009 or, in the event that any of the Coral Entities has made a claim under the Indemnification Agreement, the date such claim has been resolved and such amount owing, if any, has been paid. Upon expiration of this Security Agreement, Coral shall promptly return possession of the Collateral, if it then has possession of the same, to Debtor and file any applicable termination statements. Notwithstanding the foregoing, this Security Agreement shall continue notwithstanding the reorganization or bankruptcy of Debtor, or any other similar event or proceeding affecting Debtor.

16.

Miscellaneous. The headings of each section of this Security Agreement are for convenience only and shall not define or limit the provisions thereof. This Security Agreement and all rights and obligations hereunder shall be binding upon Debtor and its successors and assigns and shall insure to the benefit of the Coral Entities and their successors and assigns. No party may assign its interest in this Security Agreement without the prior written consent of Coral, in the case of Debtor, and Debtor, in the case of the Coral Entities. If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all of the other terms shall in no way be affected and this Security Agreement shall be construed and enforceable as if such invalid, illegal or unenforceable term had not be included herein. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.	Interpretation and Construction. In interpreting and construing this Security Agreement, the following principles shall be followed:

17.1.	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

17.2.	the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Security Agreement as a whole and not only to the particular article, section or other subdivision in which any such terms may be employed;

17.3.	references to sections and other subdivisions refer to the sections and other subdivisions of this Security Agreement;

17.4.	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions and the term “and/or” shall mean “or”;

17.5.	whenever this Security Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

17.6.	the plural shall be deemed to include the singular, and vice versa; and

17.7.	each exhibit, annex, attachment, and schedule to this Security Agreement is a part of this Security Agreement, but if there is any conflict or inconsistency between the main body of this Security Agreement and any exhibit, annex, attachment, or schedule, the provisions of the main body of this Security Agreement shall prevail.

*****

IN WITNESS WHEREOF, intending to be legally bound, Debtor has caused this Security Agreement to be executed as of the date first written above.

***

Avista Capital, Inc.

BY:
NAME:
TITLE:

Coral Energy Holding, L.P.

BY:
NAME:
TITLE:

APPENDIX A TO SECURITY AGREEMENT

DEFINITIONS

“Business Day” means any day other than a Saturday, Sunday or any day in which commercial banks in Houston, Texas are required or permitted by law to be closed and the Friday following the Thanksgiving holiday.

“Code” means the Uniform Commercial Code as currently in effect and as may be amended from time to time, in the State of New York.

“Collateral” means 13,770,285 of shares of common stock of Advantage (defined and described in Section 7.2 of this Security Agreement), which represents with respect to Advantage (a) 49.96% of its common stock and 46.53% of all of its equity interests, on an as-converted basis, currently outstanding, and (b) 38.68% of all of its equity interests calculated on an as-converted and fully diluted basis, in each case as measured by vote and value.

“Coral” has the meaning ascribed to it in the preface.

“Coral Entities” has the meaning ascribed to it in the preface.

“Debtor” has the meaning ascribed to it in the preface.

“Escrow Agreement” means that certain Escrow Agreement of even date herewith entered into by and among Coral, Debtor and Avista Corporation, as escrow agent (the “Escrow Agent”), for the purposes of establishing an escrow fund (the “Escrow Fund”) consisting of the Collateral.

“Event of Default” means:

a.	Any default or event of default under the Guaranty;

b.	Any representation or warranty made by Debtor herein is false or misleading in any material respect when made;

c.	Debtor’s failure to comply with any of the provisions of this Security Agreement and such failure remains unremedied for three (3) Business Days after written notice thereof has been given to Debtor;

d.	The transfer or disposition of any of the Collateral, except as expressly permitted by this Security Agreement;

e.	The attachment, execution or levy on any of the Collateral, except as expressly permitted by this Security Agreement;

f.	Debtor voluntarily or involuntarily becomes subject to any proceeding under any bankruptcy or insolvency statute; or

g.	Debtor fails to comply with or becomes subject to any administrative or judicial proceeding under any federal, state or local (a) asset forfeiture or similar law which can result in the forfeiture of property; or (b) other law, where noncompliance may have any significant effect on the Collateral.

“Indemnification Agreement” means that certain Indemnification Agreement of even date herewith entered into by and among Avista Energy, Inc., Avista Energy Canada, Ltd., Avista Turbine Power, Inc. and the Coral Entities.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind, whether or not filed, recorded or otherwise perfected under applicable law.

“Obligations” means all of the indebtedness, obligations and liabilities of Debtor to the Coral Entities arising or accruing under the Guaranty.

“Security Agreement” has the meaning ascribed to it in the preface.